EXHIBIT NO.: 10.9
To Form S-1 Registration Statement

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into on the 28th day of January, 2014 (the “Execution Date”), by and among SUPERIOR DRILLING PRODUCTS, LLC, a Utah limited liability company (the “Buyer”), HARD ROCK SOLUTIONS, INC., a Texas corporation (“HRSI”), Hard Rock Solutions, LLC, a Utah limited liability company (the “Company”) and James D. Isenhour, an individual (“Mr. Isenhour” or the “Stockholder”). The Buyer, HRSI, the Company and the Stockholder are sometimes hereinafter referred to collectively as the “Parties” or individually as a “Party”.

WITNESSETH:

WHEREAS, the Stockholder owns one hundred percent (100%) of the issued and outstanding common stock, no par value, of HRSI, which is its sole class of issued and outstanding stock (the “HRSI Stock”);

WHEREAS, HRSI is the sole member of the Company and owner of all of the issued and outstanding membership interests of the Company (“Interests”);

WHEREAS, the Stockholder, as owner of HRSI, and HRSI, as the sole member of the Company, deem it advisable and in the best interests of HRSI and the Company, respectively, for HRSI to transfer all of its business and certain of its assets including without limitation its name, and all of its customer contracts, Inventory (as defined herein), Work In Progress (as defined herein) and other specified assets as set forth in Section 3.12 hereof, except for HRSI’s defined benefit plan or the Excluded Assets (as defined herein), to the Company;

WHEREAS, as a condition precedent to the transactions contemplated by this Agreement, on or prior to the execution of the Escrowed Documents (as defined herein) and the deposit of same into escrow, HRSI will transfer all of its business and certain of its assets including without limitation its name, and all of its customer contracts, Inventory (as defined herein), Work In Progress (as defined herein) and other specified assets as set forth in Section 3.12 hereof, except for HRSI’s defined benefit plan or the Excluded Assets (as defined herein), into the Company pursuant to that certain Bill of Sale (as defined herein);

WHEREAS, the Buyer desires to purchase all of the Interests, and HRSI desires to sell to the Buyer, all of the Interests, on the terms and conditions and for the consideration set forth in this Agreement;

NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used herein, the following terms shall have the following meanings:

1.1          Affiliate. The term “Affiliate” or “Affiliates” of a Person shall mean, with respect to that Person, a Person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, or is acting as agent on behalf of, or as an officer or director of, that Person. As used in the definition of Affiliate, the term “control” (including the terms “controlling,” “controlled by,” or “under common control with”) means the possession, direct or indirect, of the power to direct, cause the direction of, or influence the management and policies of a Person, whether through the ownership of voting securities, by contract, through the holding of a position as a director or officer of such Person, or otherwise.

1.2          Asset Transfer. The term “Asset Transfer” shall have the meaning set forth in Section 2.3 hereof.

1.3          Assignee. The term “Assignee” shall mean Superior Drilling Products, Inc., a Utah corporation, or any other Affiliate of Buyer, as determined by Buyer, which will be the party to consummate the IPO and as such, may be assigned this Agreement and the transactions contemplated hereby from Buyer.

1.4          Assumed Liability. The term “Assumed Liability” shall have the meaning set forth in Section 2.6 hereof.

1.5          Bill of Sale. The term “Bill of Sale” shall mean that certain Bill of Sale agreement between HRSI and the Company in substantially the form attached hereto as Exhibit A, pursuant to which the Asset Transfer will be made from HRSI to the Company.

1.6          Business. The term “Business” shall mean the current or proposed business of HRSI, and when the Asset Transfer takes place, the Company consisting of the design, manufacture, fabrication, sale and rental of wellbore tools consisting of reaming and hole opening tools, and all ancillary services reasonably related thereto.

1.7          Buyer. The term “Buyer” shall have the meaning set forth in the recitals to this Agreement.

1.8          Buyer Accounts Receivable. The term “Buyer Accounts Receivable” shall mean any accounts receivable generated by the Company on and after the Closing Date.

1.9          Buyer Fundamental Representations. The term “Buyer Fundamental Representations” shall have the meaning set forth in Section 7.1(b) hereof.

1.10        Buyer Parties. The term “Buyer Parties” shall have the meaning set forth in Section 7.2 hereof.

1.11        Cap. The term “Cap” shall have the meaning set forth in Section 7.2(a) hereof.

2

1.12        Cash Consideration. The term “Cash Consideration” shall mean Twelve Million Five Hundred Thousand and No/100 Dollars ($12,500,000.00) to be paid to HRSI by Buyer at Closing.

1.13        Closing. The term “Closing” shall mean when the Escrow Agent has delivered the Cash Consideration and a set of Escrowed Documents to HRSI and delivered a set of Escrowed Documents to Buyer.

1.14        Closing Certificate. The term “Closing Certificate” shall mean a certificate, in substantially the form attached hereto as Exhibit J, duly executed by an officer of any Party hereto certifying that such Party’s covenants, conditions, schedules, and representations and warranties are true and correct as of the Closing Date.

1.15        Closing Date. The term “Closing Date” shall have the meaning set forth in Section 6.1 hereof.

1.16        Code. The term “Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

1.17        Company. The term “Company” shall have the meaning set forth in the recitals to this Agreement.

1.18        Company Accounts Receivable. The term “Company Accounts Receivable” shall mean any accounts receivable generated by the Company prior to the Closing Date.

1.19        Company Legal Opinion. The term “Company Legal Opinion” shall mean that certain legal opinion of Myatt Brandes & Gast PC law firm on behalf of the Company and the Stockholder to be delivered at Closing in substantially the form attached hereto as Exhibit B.

1.20        Confidential Information. The term “Confidential Information” shall mean (i) any and all information or material (in any form, whether tangible, intangible, oral, written or electronically encoded) including, but not limited to, trade secrets, secret processes, know-how, customer lists, formulae, or other technical data (collectively the “Information”) provided to one Party by the other, (ii) the existence, subject matter and principals involved in any and all discussions between the Parties and as between a Party and another Person, as hereinafter defined, whether such discussion be formal or informal in nature (collectively the “Discussions”); (iii) any and all notes, summaries, reports, memorandums, and the like, or any other compilation thereof which contain any Information or materials relating to the Discussions (collectively the “Notes”); and (iv) any and all new or different information or material (in any form, whether tangible, intangible, oral, written or electronically encoded) which is generated, developed or created as a result of the Parties’ Discussions (collectively the “New Information”). The Information, Discussions, Notes and New Information shall hereinafter collectively be referred to as “Confidential Information.”

3

1.21        Consulting Agreement. The term “Consulting Agreement” means that certain Consulting Agreement to be entered into by and between the Company and Mr. Isenhour, in substantially the form attached hereto as Exhibit C, and to be effective at Closing.

1.22        Continued Rent. The term “Continued Rent” shall have the meaning set forth in Section 2.6 hereof.

1.23        Contracts. The term “Contracts” shall have the meaning set forth in Section 3.10 hereof.

1.24        Current Assets. The term “Current Assets” shall mean the sum of the consolidated balances of cash, Company Accounts Receivable, prepaid expenses and any other current asset, other than Inventory (i.e., assets which will be amortized or expensed or received in cash within one year from the Closing Date). For the avoidance of doubt, Current Assets shall not include deferred tax assets.

1.25        Current Liabilities. The term “Current Liabilities” shall mean the sum of the consolidated balances of accounts payable, accrued payrolls, accrued payroll taxes, accrued health care benefits and other current liabilities (i.e., liabilities which will be included in income or paid in cash within one year from the Closing Date). For the avoidance of doubt, Current Liabilities shall not include deferred tax liabilities.

1.26        Customers and Suppliers List. The term “Customers and Suppliers List” shall have the meaning set forth in Section 3.28 hereof.

1.27        Employee. The term “Employee” means any employee of the Company who as of the Closing Date is employed or otherwise performs work or provides services in connection with the operation of the Business, including those, if any, on disability, sick leave, layoff or leave of absence, who, in accordance with the Company’s applicable policies would be eligible to return to active status.

1.28        Environmental Protection Laws. The term “Environmental Protection Laws” shall mean all federal, state, local and foreign laws, statutes, regulations having the force and effect of law, permits, court decrees, judgments, injunctions and written orders concerning (i) public health and safety relating to exposure of humans to toxic or hazardous substances, or (ii) pollution or protection of the environment or natural resources, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) (42 U.S.C. §9601 et seq.); the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.); the Resource Conservation and Recovery Act (“RCRA”) (42 U.S.C. §6901 et seq.); the Clean Water Act (33 U.S.C. §1251 et seq.); the Safe Drinking Water Act (14 U.S.C. §1401 et seq.); the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §136 et seq.); the Clean Air Act (42 U.S.C. §7401 et seq.); the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §§ 11001-11005, 11021-11023, and 11041-11050); and all comparable state laws; in each case including the regulations promulgated thereunder and as supplemented or amended from time to time.

4

1.29        Equipment. The term “Equipment” shall have the meaning set forth in Section 3.12 hereof.

1.30        Escrow Agent. The term “Escrow Agent” shall mean U.S. Bancorp.

1.31        Escrow Agreement. The term “Escrow Agreement” shall mean that certain Escrow Agreement by and among all the Parties hereto and the Escrow Agent in substantially the form attached hereto as Exhibit D.

1.32        Escrowed Documents. The term “Escrowed Documents” shall mean this Agreement, the HRSI Consents, the Buyer Consents, the Note, the Consulting Agreement, the Noncompetition Agreements, the Bill of Sale, the Security and Pledge Agreement, the IP Assignments, the Company Legal Opinion, the Closing Certificates, the UCC-1 Financing Statement-Colorado, the UCC-1 Financing Statement-Utah, the USPTO Security Interest Forms, the original membership interests certificates, if certificated, with a separate membership interest transfer power and all other agreements and obligations contemplated hereby.

1.33        Escrow Signing Date. The term “Escrow Signing Date” shall mean the date the Escrowed Documents shall be signed by the Parties thereto and the originals are delivered to the Escrow Agent, which shall be no later than three (3) business days before the effective date of the IPO.

1.34        Excluded Assets. The term “Excluded Assets” shall have the meaning set forth in Section 3.12 hereof.

1.35        Execution Date. The term “Execution Date” shall have the meaning set forth in the recitals hereof.

1.36        Extension Payments. The term “Extension Payments” shall have the meaning set forth in Section 6.1 hereof.

1.37        Financial Statements. The term “Financial Statements” shall have the meaning set forth in Section 3.14 hereof.

1.38        GAAP. The term “GAAP” means United States generally accepted accounting principles consistently applied throughout the periods covered thereby, as in effect from time to time.

1.39        Government Official. The term “Government Official” includes, (i) any officer, employee or agent of any government (including any government of any country or any political subdivision within a country) or of any department, agency or instrumentality (including any business or corporate entity owned or managed by a government, such as a national oil company or subsidiary thereof) thereof, or any Person acting in an official capacity or performing public duties or functions on behalf of any such government, department, agency or instrumentality, (ii) any political party or official thereof, (iii) any candidate for public office, or (iv) any officer, employee or agent of a public international organization, including, but not limited to, the United Nations, the International Monetary Fund or the World Bank.

5

1.40        HRSI Stock. The term “HRSI Stock” shall have the meaning set forth in the recitals of this Agreement.

1.41        Indebtedness. The term “Indebtedness” means (i) all obligations for borrowed money and all obligations issued in substitution for or exchange of obligations for borrowed money, (ii) all obligations evidenced by any note, bond, debenture or other debt security, (iii) all obligations for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement liability with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any liabilities under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, including, without limitation, any lease termination payments or charges, (vii) any indebtedness secured by a Lien on a Person’s assets, (viii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA, (ix) any amounts currently owed to any Person under any noncompetition, consulting or similar arrangements, (x) any change-of-control or similar payment or increased cost which is triggered in whole or in part by the transactions contemplated by this Agreement, (xi) any liability of the Company under deferred compensation plans, phantom stock plans, bonus plans, or for severance payments or similar arrangements made payable in whole or in part as a result of the transactions contemplated herein, (xii) any off-balance sheet financing of the Company, (xiii) the gross amount paid or payable with respect to any employee bonus or retention arrangement or other compensation payable to any Person as a result of the announcement or consummation or the transactions contemplated by this Agreement, and (xiv) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date.

1.42        Indemnitor. The term “Indemnitor” shall have the meaning set forth in Section 7.2(d) hereof.

1.43        Indemnitee. The term “Indemnitee” shall have the meaning set forth in Section 7.2(d) hereof.

1.44        Independent Contractors. The term “Independent Contractors” means those persons that perform services directly for the benefit of HRSI, or when the Asset Transfer takes place, the Company, for the benefit of or connected to the Business.

1.45        IP Assignments. The term “IP Assignments” shall mean those certain assignment documents to evidence the assignment of patent applications and a trademark from HRSI to the Company, all in substantially the forms attached hereto as Exhibit I, to be filed with the USPTO upon Closing.

6

1.46        IPO. The term “IPO” shall mean consummation of that certain initial public offering whereby all of Assignee’s securities are publicly registered on a recognized United States national securities exchange and some of Assignee’s securities are sold to various Persons for an amount of no less than $20,000,000.

1.47        Intellectual Property. The term “Intellectual Property” shall have the meaning set forth in Section 3.13 hereof.

1.48        Inventory. The term “Inventory” means raw materials, Work In Progress (as defined herein) and finished goods inventory.

1.49        IRS. The term “IRS” shall mean the Internal Revenue Service or any successor United States governmental agency thereto.

1.50        Knowledge. The term “Knowledge” shall mean the actual knowledge of the Person or entity, and what each Person or entity should have known based upon due inquiry or based upon that Person’s position with the entity.

1.51        Laws. The term “Laws” shall have the meaning set forth in Section 3.19 hereof.

1.52        Leased Real Property. The term “Leased Real Property” shall have the meaning set forth in Section 3.24 hereof.

1.53        Lien(s). The term “Lien” means any mortgage, pledge, security interest, encumbrance, claim, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse, and any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute.

1.54        Losses. The term “Losses” shall have the meaning set forth in Section 7.2 hereof.

1.55        Material Adverse Effect. The term “Material Adverse Effect” means any event, circumstance, condition, change, occurrence or effect that individually or in the aggregate with all other events, circumstances, conditions, changes, occurrences and effects, has or could reasonably be expected to have a material adverse effect upon the assets, liabilities, business, financial condition or operating results of the Company or that could reasonably be expected to prevent or materially delay or impair the ability of the Company to consummate the transactions contemplated by this Agreement.

1.56        Mrs. Isenhour. The term “Mrs. Isenhour” shall mean Julia Isenhour, an individual and the spouse of the Stockholder.

1.57        Noncompetition Agreement-Mr. Isenhour. The term “Noncompetition Agreement-Mr. Isenhour” means that certain Noncompetition Agreement to be entered into by and among Buyer, HRSI, the Company and Mr. Isenhour, in substantially the form attached hereto as Exhibit E, and to be effective at Closing.

7

1.58        Noncompetition Agreement-Mrs. Isenhour. The term “Noncompetition Agreement-Mrs. Isenhour” means that certain Noncompetition Agreement to be entered into by and among Buyer, HRSI, the Company and Mrs. Isenhour, in substantially the form attached hereto as Exhibit F, and to be effective at Closing.

1.59        Noncompetition Agreements.         The term “Noncompetition Agreements” shall mean and collectively refer to the Noncompetition Agreement-Mr. Isenhour and the Noncompetition Agreement-Mrs. Isenhour.

1.60        North Dakota Lease. The term “North Dakota Lease” shall mean that certain month-to-month lease arrangement between the current landlord of the property located at 6666 141st Avenue NW, Williston, North Dakota and HRSI.

1.61        Note. The term “Note” shall mean that certain subordinated promissory note in the principal amount of Twelve Million Five Hundred Thousand and No/00 Dollars ($12,500,000.00) to be executed by Buyer for the benefit of HRSI, in substantially the form attached hereto as Exhibit G, and to be effective at Closing.

1.62        Permitted Liens. The term “Permitted Liens” means (i) Liens that are set forth on Schedule 1.62 attached hereto, (ii) Liens for Taxes not delinquent or the validity of which is being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on the Company’s Financial Statements in accordance with GAAP, and (iii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business for immaterial amounts which are not yet due and payable.

1.63        Person or Persons. The term “Person” or “Persons” means an individual(s), a corporation(s), a partnership(s), an association(s), a limited liability company(ies), a joint stock company(ies), a trust(s), an incorporated or unincorporated organization(s), or a government or political subdivision(s) thereof.

1.64        Plans. The term “Plans” shall have the meaning set forth in Section 3.31.1 hereof.

1.65        Pre-Closing Taxes. The term “Pre-Closing Taxes” shall have the meaning set forth in Section 7.5(c).

1.66        Purchase Price. The term “Purchase Price” is $25,000,000.00, consisting of the (i) Cash Consideration and (ii) the Note.

1.67        Real Property Leases. The term “Real Property Leases” shall have the meaning set forth in Section 3.24 hereof.

8

1.68        Regulated Substance or Regulated Substances. The term “Regulated Substance” or “Regulated Substances” shall mean any chemical or substance subject to or regulated under any Environmental Protection Laws, including, without limitation, any “pollutant or contaminant” or “hazardous substance” as those terms are defined in CERCLA, any “hazardous waste” as that term is defined in RCRA, and any other hazardous or toxic wastes, substances, or materials, petroleum (including crude oil and refined and unrefined fractions thereof), polychlorinated biphenyls (“PCBs”), infectious waste, special waste, pesticides, fungicides, solvents, herbicides, flammables, explosives, asbestos and asbestos-containing material, and radioactive materials, whether injurious by themselves or in combination with other materials.

1.69        Rental Equipment. The term “Rental Equipment” shall have the meaning set forth in Section 3.12 hereof.

1.70        SEC. The term “SEC” shall mean the United Stated Securities and Exchange Commission.

1.71        Securities Act. The term “Securities Act” shall mean the Securities Act of 1933, as amended.

1.72        Security and Pledge Agreement. The term “Security and Pledge Agreement” shall mean that certain Security and Pledge Agreement to be entered into by and between the Company and HRSI, in substantially the form attached hereto as Exhibit H, and to be effective at Closing.

1.73        Seller Fundamental Representations. The term “Seller Fundamental Representations” shall have the meaning set forth in Section 7.1(b) hereof.

1.74        Stockholder. The term “Stockholder” shall mean the person specified in the recitals to this Agreement.

1.75        Stockholder Parties. The term “Stockholder Parties” shall have the meaning set forth in Section 7.2(b) hereof.

1.76        Stockholder Taxes. The term “Stockholder Taxes” means any and all Taxes imposed on the Company or HRSI for which the Company or HRSI may otherwise be liable (a) for any pre-Closing period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 7.5); (b) resulting from a breach of the representations and warranties set forth in Sections 3 and 4 (determined without regard to any materiality or knowledge qualifiers or any schedule items) or covenants set forth in Section 7; (c) of any member of any consolidated group of which any of the Company (or any predecessor including HRSI) is or was a member on or prior to the Closing Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar foreign, state or local law; (d) of any other Person for which the Company or HRSI has been, is or will be liable as a transferee or successor, by contract or otherwise; (e) that are social security, medicare, unemployment or other employment or withholding Taxes owed as a result of any payment made to the Stockholder or HRSI pursuant to this Agreement or any other agreement; (f) that are Transfer Taxes; and (g) any and all adjustments pursuant to Section 481 of the Code relating to a change in method of accounting by the Company or HRSI prior to Closing.

9

1.77        Straddle Period. The term “Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

1.78        Straddle Tax Return. The term “Straddle Tax Return” shall have the meaning set forth in Section 7.5(c) hereof.

1.79        Subsidiary or Subsidiaries. The term “Subsidiary” or “Subsidiaries” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interest having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” or “Subsidiaries” means a Subsidiary or Subsidiaries of HRSI or when the Asset Transfer takes place, the Company.

1.80        Tax or Taxes. The term “Tax” or “Taxes” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, any net or gross income, alternative or add-on minimum, gross receipts, capital gains, excise, real or personal property, sales, withholding, ad valorem, social security, occupation, use, severance, environmental, license, net worth, payroll, employment, franchise, value added, excise stamp, occupation, premium, environmental, windfall profits, transfer and recording taxes, custom, duty, escheat, unclaimed property or fees and charges, imposed by the IRS or any other Taxing Authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

1.81        Taxing Authority. The term “Taxing Authority” means any Governmental Officer responsible for the imposition of any Tax.

1.82        Tax Returns. The term “Tax Returns” means any report, return, document, declaration, claim or refund, or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, schedules or attachments thereto and documents (i) with respect to or accompanying payments of estimated Taxes or (ii) with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, including any schedule or attachment thereto and any amendment thereof.

1.83        Threshold. The term “Threshold” shall have the meaning set forth in Section 7.2(a) hereof.

10

1.84        Transferred Assets. The term “Transferred Assets” shall have the meaning set forth in Section 3.12 hereof.

1.85        Transfer Taxes. The term “Transfer Taxes” shall mean any and all excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes (but excluding income taxes resulting from the sale), if any, resulting from, relating to, or arising out of the transactions contemplated by this Agreement.

1.86        UCC-1 Financing Statement-Colorado. The term “UCC-1 Financing Statement-Colorado” shall mean that certain UCC-1 financing statement in substantially the form attached hereto as Exhibit K-1, to be filed with the Secretary of State of Colorado upon Closing in order to perfect the security interest granted by the Company to HRSI as set forth in the Security and Pledge Agreement.

1.87        UCC-1 Financing Statement-Utah. The term “UCC-1 Financing Statement-Utah” shall mean that certain UCC-1 financing statement in substantially the form attached hereto as Exhibit K-2, to be filed with the Secretary of State of Utah upon Closing in order to perfect the security interest granted by the Company to HRSI as set forth in the Security and Pledge Agreement.

1.88        USPTO. The term “USPTO” shall mean the United States Patent & Trademark Office located in Washington, D.C.

1.89        USPTO Security Interest Forms. The term “USPTO Security Interest Forms” shall mean those certain forms to be filed with the USPTO in order to record a security interest in the patents and trademark that are being assigned by HRSI to the Company pursuant to the IP Assignments, in substantially the forms attached hereto as Exhibit L.

1.90        Vehicle Titles. The term “Vehicle Titles” shall mean any title evidencing the transfer of ownership from HRSI or Stockholder to Buyer of any of the vehicles listed on Schedule 3.12(a) and pursuant to the Asset Transfer as set forth in Section 2.3.

1.91        Work in Progress. The term “Work in Progress” shall mean the total dollar amount of all bona-fide jobs or work orders of the Company, which are supported by proper customer purchase orders or work orders and accompanying documentation, whether completed or not, which have not been billed or are used in the work or manufacturing process towards finishing any products or tools for any job or work, computed by adding the following: (i) the costs of all materials used in all of such jobs or work orders; and (ii) the cost of all labor used in performing such jobs or work orders.

11

ARTICLE II

PURCHASE OF MEMBERSHIP INTERESTS; ALLOCATED ASSETS

2.1          Sale of Interests. Subject to the terms and conditions set forth in this Agreement, HRSI agrees to sell, convey, transfer, assign and deliver to the Buyer, and the Buyer agrees to purchase from HRSI, on the Closing Date, the Interests owned by HRSI, all such Interests to be free and clear of all liens, claims or encumbrances.

2.2          Purchase Price. Upon the terms and subject to the conditions contained herein, at Closing, the aggregate consideration for the sale, transfer, assignment, conveyance and delivery of the Interests shall be an amount equal to (i) the Cash Consideration and (ii) the executed Note. The Cash Consideration shall be paid by the Buyer to HRSI, by wire transfer of immediately available funds to the account(s) designated by the Escrow Agent at Closing.

2.3          Transfer of Assets. On or prior to the Escrow Signing Date, (i) HRSI shall transfer, assign, convey and deliver to the Company all of the Transferred Assets as set forth in Section 3.12 hereof, except for HRSI’s defined benefit plan and the Excluded Assets, free and clear of any Liens, other than Permitted Liens pursuant to the Bill of Sale; and (ii) Stockholder shall transfer, assign, convey and deliver to the Company those Transferred Assets that Stockholder individually holds title to as set forth on Schedule 3.12(d) (the “Asset Transfer”). Upon Closing, the Company shall file the IP Assignments with the USPTO.

2.4          Allocation. Pursuant to the Asset Transfer, the Company shall be allocated, free and clear of any and all Liens, other than Permitted Liens, all of Stockholder’s or HRSI’s rights, title and interest in the Transferred Assets, including properties and rights owned or held by or on behalf of Stockholder or HRSI, of every nature and description, both tangible and intangible, real or personal, wherever such Transferred Assets are situated, whether or not reflected on the books and records of the Company, other than the Excluded Assets (collectively, the “Allocated Assets”).

2.5          Purchase Price Allocation. The Parties acknowledge and agree that the purchase and sale of the Interests pursuant to this Agreement will be treated as a purchase and sale of the Allocated Assets for federal income tax purposes pursuant to Section 7.5 (h) (and for purposes of any applicable state taxes that follow the federal income tax treatment). HRSI and the Buyer shall each file or cause to be filed IRS Form 8594 (Asset Acquisition Statement) for its taxable year that includes the Closing Date in a manner consistent with the allocation set forth on Schedule 2.5. In the event that any adjustment is required to be made to the asset allocation set forth on Schedule 2.5 as a result of any adjustment to the consideration paid hereunder (and for this purpose, any payments from one Party to the other under this Agreement after the Closing Date shall be treated as an adjustment to the consideration paid hereunder), the Parties agree to consult in good faith on such adjustment and how such adjustment should be reflected in the allocation hereunder. HRSI and the Buyer further agree not to take any Tax position inconsistent with any such allocation in connection with (a) any examination of their respective Tax Returns or any refund claims; or (b) any litigation, investigations or other proceedings involving any of their respective Tax Returns, except as required following a final determination by the IRS or a court of competent jurisdiction or upon the consent of the other Party (not to be unreasonably conditioned or delayed).

12

2.6          Assumption of North Dakota Lease. Subject to the exceptions and exclusions of this Section 2.6, HRSI shall continue to pay rent on the North Dakota Lease for the first full complete month after the Closing Date (the “Continued Rent”). Buyer shall assume and agree to perform and pay, without duplication, HRSI for any obligation under the North Dakota Lease that may arise from the Closing Date and thereafter (the “Assumed Liability”). With respect to the foregoing, the Parties agree that in the event the Closing occurs and the Interests have been transferred to Buyer, the Company shall reimburse HRSI for the Continued Rent within thirty (30) days thereafter. The Parties hereby acknowledge and agree that the Assumed Liability shall in no way include any other debts, liabilities or obligations, whether accrued, absolute, contingent or otherwise, in contract or in tort, of the Business, the Stockholder, HRSI, or when the Asset Transfer takes place the Company, including but not limited to the Current Liabilities.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE STOCKHOLDER, HRSI AND THE COMPANY

As of the Execution Date, the Escrow Signing Date and through the Closing Date, the Stockholder, HRSI and the Company, jointly and severally, represent and warrant to Buyer the following:

3.1          Organization and Good Standing of HRSI and the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Utah. HRSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company and HRSI are duly qualified to do business as foreign entities in all states in which the nature of its business requires such qualification. The Company has and will have full corporate power and authority to own, operate and lease each of its assets and the Transferred Assets in the manner currently owned, operated and leased by it.

3.2          Equity; Capital Stock of HRSI and Interests of the Company.

(i)          Schedule 3.2(i) sets forth the number of shares of HRSI Stock outstanding or subject to issuance upon the exercise of outstanding, unexercised, vested stock options or warrants. Schedule 3.2(i) sets forth (a) all the issued and outstanding capital stock and securities convertible into HRSI Stock and the holders thereof, and (b) all of the holders of the HRSI Stock. Except as set forth on Schedule 3.2(i), there are no outstanding subscriptions, options, convertible securities, warrants or calls of any kind issued or granted by, or binding upon, HRSI to purchase or otherwise acquire or to sell or otherwise dispose of any security of or equity interest in any of HRSI.

(ii)         Schedule 3.2(ii) sets forth the percentage of Interests outstanding or subject to issuance upon the exercise of outstanding, unexercised, vested options or warrants. Schedule 3.2(ii) sets forth (a) all the issued and outstanding percentage of membership interests and securities convertible into Interests and the holders thereof, and (b) all of the holders of the Interests. Except as set forth on Schedule 3.2(ii), there are no outstanding subscriptions, options, convertible securities, warrants or calls of any kind issued or granted by, or binding upon, the Company to purchase or otherwise acquire or to sell or otherwise dispose of any security of or equity interest in any of the Company.

13

3.3          Authorization. HRSI has full corporate power and authority under its certificate of formation and Bylaws, and HRSI’s Board of Directors and the Stockholder have taken all necessary action to authorize each of them, to execute and deliver this Agreement and the Exhibits and Schedules hereto, to consummate the transactions contemplated herein and to take all actions required to be taken by it pursuant to the provisions hereof, and each of this Agreement and the Exhibits hereto constitutes the valid and binding obligation of HRSI enforceable in accordance with its terms. The Company has full corporate power and authority under its certificate of formation and Operating Agreement, and the Company’s Board of Managers and HRSI have taken all necessary action to authorize each of them, to execute and deliver this Agreement and the Exhibits and Schedules hereto, to consummate the transactions contemplated herein and to take all actions required to be taken by it pursuant to the provisions hereof, and each of this Agreement and the Exhibits hereto constitutes the valid and binding obligation of the Company enforceable in accordance with its terms.

3.4          Non-Contravention. Neither the execution and delivery of this Agreement or any documents executed in connection herewith, nor the consummation of the transactions contemplated herein or therein, does or will violate, conflict with, result in a breach of or require notice or consent under any law, the formation documents or governing documents of the Company or HRSI or any provision of any agreement or instrument to which the Company or HRSI is a party.

3.5          Consents and Approvals. Except as disclosed on Schedule 3.5 (the “HRSI Consents”), no consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by the Company, HRSI or the Stockholder in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

3.6          Valid and Binding Obligations. Upon the execution and delivery hereof, this Agreement will constitute the legal, valid, and binding obligation of the Company, HRSI and the Stockholder, enforceable in accordance with its terms, except as limited by bankruptcy laws, insolvency laws, and other similar laws affecting the rights of creditors generally.

3.7          Validity. There are no pending, or to the Knowledge of Stockholder, HRSI and the Company, threatened, judicial or administrative actions, proceedings or investigations which question the validity of this Agreement or any action taken or contemplated by the Stockholder, the Company or HRSI in connection with this Agreement.

3.8          Litigation. Except as set forth on Schedule 3.8, there is no investigation, claim or proceeding or litigation of any type pending or, to the Stockholder’s, the Company’s and HRSI’s Knowledge, threatened: (i) involving the Company or HRSI; or (ii) that might reasonably be expected to have a Material Adverse Effect on the Company or HRSI, and there is no judgment, order, writ, injunction or decree of any court, government or governmental agency, or arbitral tribunal (i) against or involving the Company or HRSI, or (ii) that might reasonably be expected to have a Material Adverse Effect on the Company or HRSI.

14

3.9          Continuity Prior to Closing Date. Since January 1, 2013 and up to the Closing Date, HRSI, and when the Asset Transfer takes place, the Company has and will conduct the Business in the usual and customary manner and in the ordinary course of business, consistent with its historical practice and, except as set forth on Schedule 3.9, there has not been:

(i)          any sale, lease, distribution, transfer, mortgage, pledge or subjection to Lien of the Transferred Assets, except sales or other dispositions of (i) inventory and obsolete or surplus equipment in the ordinary and usual course of business or sales or (ii) assets involving consideration in excess of $10,000, individually, or $25,000, in the aggregate;

(ii)         any material transaction by HRSI or the Company not in the ordinary and usual course of business that involves consideration in excess of $25,000;

(iii)        any material damage, destruction or loss to the Transferred Assets whether or not covered by insurance that exceeds $25,000 in the aggregate;

(iv)        a termination, or to the Stockholder’s, HRSI’s or the Company’s Knowledge, a threatened termination, or material modification, in each case not in the ordinary course of business, of any material contract, or relationship of HRSI, or when the Asset Transfer takes place, the Company, with any customer or supplier;

(v)         any change in accounting methods or principles or the application thereof or any change in policies or practices with respect to items affecting working capital except to the extent that such changes were mandated by applicable accounting standards;

(vi)        any delay or reduction in capital expenditures in contemplation of this Agreement or otherwise, or any failure to continue to make capital expenditures in the ordinary course of business consistent with past practice;

(vii)       any acceleration of shipments, sales or orders or other similar action in contemplation of this Agreement or otherwise not in the ordinary course of business consistent with past practice;

(viii)      the execution of any consulting arrangement or similar document or agreement;

(ix)         any waiver of any rights that, singly or in the aggregate, are material to HRSI, or when the Asset Transfer takes place, the Company or the financial condition or results of operation of HRSI, or when the Asset Transfer takes place, the Company;

(x)          any labor strikes, union organizational activities or other similar occurrence; or any contract or commitment to do or cause to be done any of the foregoing.

15

Additionally, since January 1, 2013, HRSI, or when the Asset Transfer takes place, the Company has not made any payments to any Independent Contractors (including rent or lease payments) other than payments as compensation in the ordinary course of business.

3.10       Contracts and Commitments. Schedule 3.10 lists all agreements, leases, commitments, contracts, undertakings or understandings to which HRSI, or when the Asset Transfer takes place, the Company is a party, including but not limited to trademark, trade name, trade secret, software, technology, or patent license agreements, service agreements, lease, purchase or sale agreements, supply agreements, distribution or distributor agreements, purchase orders, customer orders and equipment rental agreements that are either material to HRSI, or when the Asset Transfer takes place, the Company or involve consideration with a value of $25,000 or more (collectively, the “Contracts”). HRSI, or when the Asset Transfer takes place, the Company is not in breach of or default under and HRSI, or when the Asset Transfer takes place, the Company has not received any communication claiming that HRSI, or when the Asset Transfer takes place, the Company is in breach of or in default under any agreement, lease, contract or commitment, including but not limited to the Contracts. Each Contract is a valid, binding and enforceable agreement of HRSI, or when the Asset Transfer takes place, the Company and the other Persons thereto. There has not occurred any breach or default under any Contract on the part of the other Persons thereto, and no event has occurred, which with the giving of notice or the lapse of time, or both, would constitute a default under any Contract. Except as set forth on Schedule 3.10, there is no dispute between the parties to any Contract as to the interpretation thereof or as to whether any party is in breach or default thereunder, and no party to any Contract has indicated its intention to, or suggested it may evaluate whether to, terminate any Contract. Except as set forth on Schedule 3.10 hereto, HRSI, or when the Asset Transfer takes place, the Company is not a party to any covenant or obligation of any nature limiting the freedom of HRSI, or when the Asset Transfer takes place, the Company to compete in any line of business after the Closing.

3.11       Taxes. Except as set forth in Schedule 3.11 hereto:

(i)          All Tax Returns that are required to be filed by any Laws (taking into account all extensions) for any period ending on or before the Closing Date for, by, on behalf of or with respect to HRSI, or when the Asset Transfer takes place, the Company, have been or will be timely filed with the appropriate foreign, federal, state and local authorities. All such Tax Returns as so filed disclose all Taxes required to be paid for the periods covered thereby. All such Tax Returns are true and correct in all material respects. All Taxes shown to be due and payable on such Tax Returns or related to such Tax Returns have been timely paid in full;

(ii)         All such Tax Returns and the information and data contained therein have been, in all material respects, properly and accurately compiled and completed, fairly presented in all material respects the information purported to be shown therein, and reflect all material liabilities for Taxes for the periods covered by such Tax Returns;

16

(iii)        None of such Tax Returns are now under audit or examination by any foreign, federal, state or local authority and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or deficiency of any nature against HRSI, or when the Asset Transfer takes place, the Company, or their properties, or with respect to any such Tax Return, or any suits or other actions, proceedings, disputes, investigations or claims now pending or threatened against HRSI, or when the Asset Transfer takes place, the Company or its properties with respect to any Tax, or any matters under discussion with any foreign, federal, state or local authority relating to any Tax, or any claims for any additional Tax asserted by any such authority;

(iv)        All Taxes due and required to be paid by HRSI, or when the Asset Transfer takes place, the Company, on or before the Closing (whether or not shown on a Tax Return) or assessed and due and required to be paid by HRSI, or when the Asset Transfer takes place, the Company, on or before the Closing Date, have been timely paid in full;

(v)         Tax Returns for the period prior to the Closing that are due after the Closing and are the responsibility of HRSI, or when the Asset Transfer takes place, the Company will be timely filed and any Taxes due thereunder will be paid in full in a timely manner;

(vi)        All withholding Tax and Tax deposit requirements imposed on HRSI, and when the Asset Transfer takes place, the Company or their properties for any and all periods prior to and including the Closing Date have been timely withheld and to the extent required have been or will be satisfied in full on or before the Closing Date;

(vii)       All state and local employment and unemployment Taxes that HRSI, or when the Asset Transfer takes place, the Company has been required to withhold have been properly withheld and remitted to the proper Taxing Authority;

(viii)      HRSI, or when the Asset Transfer takes place, the Company has made adequate provision for the payment in full of any and all unpaid Taxes of the Business for any and all periods or portions thereof ending on or before the Closing Date;

(ix)         Neither HRSI, or when the Asset Transfer takes place, the Company, has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will be deductible under Section 280G (relating to parachute payments) of the Code;

(x)          Neither HRSI, and when the Asset Transfer takes place, nor the Company is a party to any tax allocation or tax sharing agreement;

(xi)         Neither HRSI, and when the Asset Transfer takes place, nor the Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company), or (ii) has liability for Taxes of any Person (other than any Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of foreign, state or local law), as a transferee or successor, by contract, or otherwise;

17

(xii)        There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any assets of HRSI, and when the Asset Transfer takes place, the Company;

(xiii)       Neither HRSI, and when the Asset Transfer takes place, nor the Company has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(xiv)      Neither HRSI, and when the Asset Transfer takes place, nor the Company has made an election, and is not required, to treat any of its assets as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code or under any comparable provision of foreign, state or local Tax law;

(xv)       Neither HRSI, and when the Asset Transfer takes place, nor the Company has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of foreign, state or local law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state or local law) apply to any disposition of any asset of HRSI, and when the Asset Transfer takes place, the Company;

(xvi)      Neither HRSI, and when the Asset Transfer takes place, nor the Company has requested or received any ruling from any foreign, federal, state or local authority, or signed any binding agreement with any such authority (including, without limitation, any advance pricing agreement), nor taken any action that would impact the amount of Tax liability of HRSI, and when the Asset Transfer takes place, the Company after the Closing Date;

(xvii)     The amount accrued for Taxes by HRSI, and when the Asset Transfer takes place, the Company, if any, is sufficient for the payment of all Taxes from the period ending on or before the Closing Date; and

(xviii)    Neither HRSI, and when the Asset Transfer takes place, nor the Company has entered into a listed or reportable transaction as defined in Section 6707A of the Code.

(xix)       HRSI (and any predecessor of HRSI) has been a validly electing Subchapter S corporation within the meaning of Sections 1361 and 1362 of the Code since January 1, 2012 and HRSI will be a Subchapter S corporation up to and including the day before the Closing Date. HRSI shall not take or allow any action that would result in the termination of HRSI’s status as a validly electing Subchapter S corporation prior to or on the Closing Date.

18

(xx)        Neither HRSI, and when the Asset Transfer takes place, nor the Company has potential liability for any Tax under Section 1374 of the Code except as set forth in Schedule 3.11. Neither HRSI, and when the Asset Transfer takes place, nor the Company has, in the past ten (10) years, acquired assets from another corporation in a transaction in which HRSI’s, and when the Asset Transfer takes place, the Company’s tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.

(xxi)       There is no material property or obligation of HRSI, and when the Asset Transfer takes place, the Company, including uncashed checks to vendors, customers or employees, nonrefunded overpayments, or unclaimed subscription balance, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws.

(xxii)      HRSI, and when the Asset Transfer takes place, nor the Company, has disclosed on its Tax Returns all positions taken therein that could give rise to understatement of Tax within the meaning of Section 6662 of the Code.

(xxiii)     There is no action, suit, proceeding, claim, audit, or investigation pending or, to the Knowledge of HRSI, and when the Asset Transfer takes place, the Company, threatened, against or with respect to HRSI or the Company.

(xxiv)    Neither HRSI, and when the Asset Transfer takes place, nor the Company, owns any interest in real property in any jurisdiction in which a Tax is imposed on the transfer of a controlling or beneficial interest in an entity that owns any interest in real property;

(xxv)     No claim, inquiry, or assertion has been made by any Taxing Authority in any jurisdiction where HRSI, and when the Asset Transfer takes place, the Company, has not previously filed Tax Returns that HRSI, and when the Asset Transfer takes place, the Company, may be subject to taxation (or liable for a Tax) in that jurisdiction;

(xxvi)    For federal income Tax purposes, when the Asset Transfer takes place, the Company will be, from formation, an entity whose existence is not separate from its owner (HRSI), i.e., it is disregarded, and no contrary election has been made.

3.12       Title to Assets. Other than the Excluded Assets and the Plans, Schedule 3.12(a) is a list of all Stockholder’s, HRSI’s, and when the Asset Transfer takes place, the Company’s tangible personal property including the fixtures, furnishings, furniture, equipment other than Rental Equipment (the “Equipment”), motor vehicles, tools, supplies, spare parts, computers, printers, software, files, books, records, and all other tangible personal property owned by Stockholder or HRSI, and when the Asset Transfer takes place, the Company, or used by HRSI, and when the Asset Transfer takes place, the Company, in connection with the conduct of the Business and which were transferred from HRSI or the Stockholder to the Company pursuant to Section 2.3 hereof (the “Transferred Assets”). Attached as Schedule 3.12(b) is a list of HRSI’s, and when the Asset Transfer takes place, the Company’s excluded assets including but not limited to all Current Assets (the “Excluded Assets”). Attached as Schedule 3.12(c) is a list of HRSI’s, and when the Asset Transfer takes place, the Company’s equipment that is leased (the “Rental Equipment”). Except as set forth in Schedule 3.12(d) or except with respect to Permitted Liens, HRSI, and when the Asset Transfer takes place, the Company has good and indefeasible title to all of the Transferred Assets that are used or needed in the Business, free and clear of all Liens, other than Permitted Liens.

19

3.13       Trademarks, Trade Names and Intellectual Property. Schedule 3.13 contains an accurate and complete list of: (i) all patents and pending patent applications owned by Stockholder and/or HRSI, and when the Asset Transfer takes place, the Company, directly or indirectly, used or needed in the Business and all invention memoranda owned by Stockholder and/or HRSI, and when the Asset Transfer takes place, the Company used or needed in the Business, (ii) all registered United States and foreign trademarks, service marks, trade names and logos owned or used by Stockholder and/or HRSI, and when the Asset Transfer takes place, the Company, and all registrations thereof, (iii) all unregistered United States and foreign trademarks, trade names and logos used by Stockholder and/or HRSI, and when the Asset Transfer takes place, the Company, and (iv) all registered United States and foreign copyright registrations owned by Stockholder and/or HRSI, and when the Asset Transfer takes place, the Company. Stockholder and/or HRSI, and when the Asset Transfer takes place, the Company owns all rights in the patents and registrations listed in Schedule 3.13 without any claim or right of joint ownership or separate ownership by any third party. Stockholder and HRSI, and when the Asset Transfer takes place, the Company has the right to use all copyrights, trademarks, trade names, logos, patents, pending patent applications and invention memoranda referred to herein. There is no pending or, to the Knowledge of Stockholder or HRSI, threatened, action or claim that would impair any such right. Stockholder and HRSI, and when the Asset Transfer takes place, the Company has not received any request for indemnity or defense of any claim based in whole or in part on a claim that the products infringe or violate any patent rights, copyrights, trade secret rights, intellectual property rights, or other rights of any third party. The patents listed on Schedule 3.13 are valid and enforceable and, except as identified on Schedule 3.13, are not infringed by any third party. The trademark, service mark, trade name and copyright registrations in Schedule 3.13 are valid and enforceable and to the Knowledge of Stockholder, HRSI and the Company, are not infringed by any third party. Neither Stockholder nor HRSI, or any of their Affiliates, and when the Asset Transfer takes place, the Company is in breach of and has not received any communication claiming that Stockholder or HRSI, and when the Asset Transfer takes place, nor the Company is in breach of any license. All rights, title and interest in the intellectual property identified on Schedule 3.13 (the “Intellectual Property”) shall be assigned by HRSI to the Company prior to Closing and the Company shall continue to own all rights, title and interest in such Intellectual Property until the Note is paid in full; provided however, that the Company shall pledge the Intellectual Property to HRSI to secure Buyer’s obligations under the Note, as more fully set forth in the Security and Pledge Agreement. Pursuant to the foregoing and to effectuate such security interests, upon Closing, HRSI shall file the UCC-1 Financing Statement-Colorado with the Secretary of State of Colorado, the UCC-1 Financing Statement-Utah with the Secretary of State of Utah and the USPTO Security Interest Forms with the USPTO.

20

3.14       Financial Statements. (i) A copy of the financial statements of HRSI as of and for the audited years ended December 31, 2011 and 2012, (ii) the financial statements of HRSI as of and for the unaudited quarters ended September 30, 2013 and (iii) each month ended thereafter through November 30, 2013, have previously been delivered to Buyer (the “Financial Statements”), and are true, accurate and complete, were prepared in accordance with commercially reasonable accounting principles applied on a consistent basis and fairly present the financial condition and results of operations of HRSI, except that they lack footnotes and are subject to normal year-end audit adjustments that will not be material.  Additionally, the Financial Statements shall include each month ended after November 30, 2013 including the audited year ended December 31, 2013 through April 30, 2014, and shall be delivered to Buyer promptly when such Financial Statements are prepared in accordance with the foregoing. The financial statements of the Company when the Asset Transfer takes place, shall be the same in all material respects as the most recent Financial Statements of HRSI except for any Excluded Assets that are not transferred pursuant to the Asset Transfer and except that the Company shall not have any liabilities as of the time of the Escrow Signing Date and as of the Closing Date.

3.15       Condition of Assets. Except as disclosed on Schedule 3.15, as of the Closing Date, all of the Transferred Assets, including but not limited to, the Equipment, Rental Equipment and Inventory, are in good, serviceable condition and fit for the particular purposes for which they are used in the Business, subject only to normal maintenance requirements and normal wear and tear reasonably expected in the ordinary course of business.

3.16       Liabilities. Except as set forth in Schedule 3.16 or in the Financial Statements and notes thereto referred to in Section 3.14, there is no existing, contingent or, to the Knowledge of HRSI and the Company, threatened, liability, obligation, Lien or claim of any nature (absolute, accrued, contingent or otherwise) that relates to or has been or may be asserted against HRSI, and when the Asset Transfer takes place, the Company, other than Permitted Liens or liabilities arising after the dates of the Financial Statements in the ordinary course of business consistent with past practice.

3.17       Employees and Related Matters.

(i)          Schedule 3.17.1(a) is a complete list of all (a) employees of HRSI, and when the Asset Transfer takes place, the Company, none of which employees of HRSI will be transferred to or otherwise employed by the Company in connection with this Agreement or the Asset Transfer and Schedule 3.17.1(b) is a complete list of all (b) Independent Contractors.

21

(ii)         Except as set forth in Schedule 3.17.2, no employee or Independent Contractor has made any claim or, to the Knowledge of HRSI or the Company, has any basis for any action or proceeding against HRSI or the Company, arising out of any statute, ordinance regulation or common law relating to discrimination in employment or employment practices, harassment, occupational health and safety standards or worker’s compensation. Without limiting the generality of the foregoing, no notice has been received by HRSI or the Company of any complaint filed by any of the employees or Independent Contractors against any of HRSI or the Company claiming that HRSI or the Company has violated any applicable employee or human rights or similar legislation in the jurisdictions in which the Company conducts business or of any complaints or proceedings of any kind involving HRSI or the Company or, to the Knowledge of HRSI or the Company, any of the employees of HRSI or the Company before the National Labor Relations Board or other administrative body. There are no outstanding orders, charges or complaints against HRSI or the Company under the Occupational Health and Safety Act (or any applicable health and safety legislation in the jurisdictions in which the Company conducts business). All levies, assessments and penalties made against HRSI or the Company pursuant to the workers’ compensation and employer liability laws of every jurisdiction in which HRSI or the Company now conducts or has ever conducted business have been paid by HRSI or the Company and neither HRSI nor the Company has been reassessed under any such legislation since HRSI’s or the Company’s inception.

(iii)        Except as accrued in the Financial Statements, no employee, Independent Contractor, consultant or agent has made or, to the Knowledge of HRSI or the Company, has any basis for making any claim (whether under law, any employment or consulting agreement or otherwise) against HRSI or the Company on account of or for (i) overtime pay, other than overtime for the current payroll period, (ii) wages or salary for any period other than the current payroll period, (iii) vacation time off, sick time or pay in lieu of any of the foregoing, other than that earned in respect of the current year, or (iv) any violation of any statute, ordinance or regulation relating to minimum wages or other fair labor standards.

(iv)        Except for remuneration paid to employees, Independent Contractors, consultants and agents in the usual and ordinary course of business and made at current rates of remuneration (which rates have not been increased since December 31, 2012, except as set forth on Schedule 3.17.4) and except as disclosed in Schedule 3.17.4, no payments have been made or authorized since December 31, 2012 by HRSI or the Company to officers, directors or employees of HRSI or the Company.

(v)         Neither HRSI, and when the Assets Transfer takes place, nor the Company is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, U.S. or foreign, and to the Knowledge of HRSI or the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of HRSI or the Company. There is no labor strike or labor disturbance pending or, to the Knowledge of HRSI or the Company, threatened, against HRSI or the Company, and neither HRSI nor the Company has experienced a work stoppage.

(vi)        Except as set forth in Schedule 3.17.6, there are no outstanding written employment contracts, sales, services or consulting agreements, or any bonus arrangements with any employee or Independent Contractor, past or present, of HRSI or the Company, nor are there any outstanding oral contracts of employment which are not terminable at will by HRSI or the Company in accordance with applicable law.

22

3.18       No Material Change. There has been no change in the Business, prospects, results of operations, assets or financial position of HRSI or the Company from December 31, 2012, which has had or can reasonably be expected to have a Material Adverse Effect, and no event has occurred which could reasonably be expected to lead to or cause such a change.

3.19       Compliance with Laws. Neither HRSI nor the Company is in violation of any provision of any law, decree, order, regulation, license, permit, consent, approval, authorization or qualification or order (“Laws”), including, without limitation, those relating to health, the environment or hazardous substances, and neither HRSI nor the Company has received any notice of any alleged violation of such Laws.

3.20       Insurance. With respect to HRSI or the Company’s insurance, (i) HRSI or the Company has heretofore delivered to Buyer a list and copies of all insurance policies of HRIS or the Company or relating to the conduct of the Business of HRSI or the Company, (ii) such policies are in full force and effect and neither HRSI nor the Company is in default under any of them, (iii) Neither HRSI nor the Company has been denied insurance coverage in the past three (3) years nor suffered any lapse in coverage, (iv) the insurance coverage of HRSI or the Company is of a kind and type routinely carried by corporations of similar size engaged in similar lines of business, and (v) neither HRSI nor the Company has any self-insurance or co-insurance programs.

3.21       Government Licenses, Permits and Related Approvals. Schedule 3.21 hereto sets forth a list of all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities required for the conduct of business by HRSI or the Company, all of which are in full force and effect and are not being violated.

3.22       Safety Reports. Schedule 3.22 sets forth a complete listing of all injury reports, worker’s compensation reports and claims, safety citations and reports and OSHA reports involving HRSI or the Company since HRSI’s or the Company’s inception.

3.23       Transactions with Certain Persons. Except as set forth on Schedule 3.23, neither HRSI nor the Company has, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to, or otherwise dealt with (except with respect to remuneration for services rendered as a director, officer or employee of HRSI or the Company), in the ordinary course of business or otherwise, any Stockholder, member or any Affiliate thereof. Except as set forth on Schedule 3.23, neither HRSI nor the Company owes any amount to, or has any contract with or commitment to, any of its Affiliates, the Stockholder, members or any directors, officers, employees or consultants (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business not in excess of $10,000 in the aggregate), and none of such Persons owes any amount to HRSI or the Company.

23

3.24       Leased Real Property. Schedule 3.24 attached hereto contains a complete list of all real property leased or subleased (as lessee or lessor) by HRSI or the Company (the “Leased Real Property”). Neither HRSI nor the Company is in breach or default of any Leased Real Property, and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the Leased Real Property; provided however, that neither HRSI nor the Company has a written lease agreement on any Leased Real Property. HRSI, or when the Asset Transfer takes place, the Company has a verbal lease on the North Dakota Lease that may or may not be assignable, and neither HRSI nor the Company makes any representation with regard to the assignability or assumability of the North Dakota Lease.

3.25       Intentionally Omitted.

3.26       Names and Locations. Except as set forth on the attached Schedule 3.26, during the three-year period prior to the execution and delivery of this Agreement, none of HRSI or the Company nor any of its predecessors have used any name or names under which they have invoiced account debtors, maintained records concerning its assets or otherwise conducted business. Except for Company’s equipment leased to third parties in the ordinary course of business, all of the tangible assets and properties of HRSI or the Company is located at the locations set forth on the Schedule 3.26.

3.27       Warranties. All products sold and services rendered by HRSI or the Company have been in conformity in all respects with all applicable contractual commitments and all express and implied warranties, and there is no reasonable basis for any liability for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any such liability for replacement or repair thereof or curing or providing additional services or other damages in connection therewith in excess of any warranty reserve specifically established with respect thereto and included on the Financial Statements or to be included on the books of HRSI or the Company as of the Closing Date. No services rendered by HRSI or the Company are subject to any guaranty, warranty or other indemnity materially beyond the applicable standard terms and conditions of such sale, lease or service (including as a result of any course of conduct between HRSI or the Company and any Person or as a result of any statements in any of HRSI’s or the Company’s product, service or promotional literature). Neither HRSI nor the Company has received any notice of any claims for (and the Stockholder, HRSI and Company have no Knowledge of any threatened claims for) and HRSI or the Company has not had any extraordinary product returns, product recalls, warranty obligations or additional services relating to any of its products or services.

3.28       Customers and Suppliers. Schedule 3.28 attached hereto sets forth (a) a list of all customers of HRSI or the Company, and (b) a list of all suppliers of HRSI or the Company, for the full calendar years ending 2011 and 2012 and for the last seven (7) months ended July 31, 2013 (collectively, the “Customers and Suppliers List”). Neither HRSI nor the Company has received any notice from any customer of HRSI or the Company to the effect that, and HRSI or the Company does not have any reason to believe that, such customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying materials, products or services from HRSI or the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Neither HRSI nor the Company has received any notice from any supplier to HRSI or the Company to the effect that, and neither HRSI nor the Company has reason to believe that, such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to HRSI or the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

24

3.29       Indebtedness. Neither HRSI nor the Company is subject to nor will be subject to any Indebtedness through the Closing Date. There are no outstanding powers of attorney executed on behalf of HRSI or the Company and neither HRSI nor the Company is a guarantor or otherwise liable for any Indebtedness of any other Person, firm or corporation other than endorsements for collection in the ordinary course of business.

3.30       Employee Benefits.

3.30.1   Except as set forth on Schedule 3.30.1, the Independent Contractors of HRSI and when the Asset Transfer takes place, the Company, are not entitled to participate in or receive any benefits from any type of the following plans: bonus, deferred and incentive compensation, profit sharing, pension, retirement, vacation, sick leave, leave of absence, hospitalization, severance, fringe benefit plans, arrangements or agreements, “employee pension benefit plans” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any “employee welfare benefit plans” as defined in Section 3(1) of ERISA, which HRSI maintains, to which HRSI contributes or has an obligation to contribute, in which HRSI’s employees are participants or with respect to which HRSI has any liability or reasonable expectation of liability (individually a “Plan” and collectively the “Plans”). Except as set forth in Schedule 3.30.1, HRSI is not subject to any legal, contractual, equitable or other obligation (nor have they any formal plan or commitment, whether legally binding or not) to enter into any form of compensation or employment agreement or to establish any employee benefit plan of any nature, including (without limitation) any pension, profit sharing, welfare, post-retirement welfare, stock option, stock or cash award, non-qualified deferred compensation or executive compensation plan, policy or practice or to modify or change any existing Plan. For purposes of this Section 3.30, all references to HRSI shall be deemed to refer to HRSI and any trade or business, whether or not incorporated, which together with HRSI would be deemed or treated as a “single employer” within the meaning of Section 414 of the Code or ERISA Section 4001. With respect to each Plan disclosed on Schedule 3.30.1, if any, HRSI has made available to Buyer a true and correct copy of each of the following, as applicable:

(i)          the current plan document (including all amendments adopted since the most recent restatement) and its most recently prepared summary plan description and all summaries of material modifications prepared since the most recent summary plan description, and all material Independent Contractor communications relating to such plan;

(ii)         annual reports or Section 6039D of the Code information returns (IRS Form 5500 Series), including financial statements, since HRSI’s inception;

(iii)        all contracts relating to any plan with respect to which HRSI may have any liability, including, without limitation, each related trust agreement, insurance contract, service provider contract, subscription or participation agreement, or investment management agreement (including all amendments to each such document);

25

(iv)        the most recent IRS determination letter or other opinion letter with respect to the qualified status under Section 401(a) of the Code of such plan or under Section 501(c)(9) of the Code of the related trust; and

(v)         actuarial reports or valuations for the last two (2) years.

3.30.2   There has been no breach or violation of or default under any Plan that will subject HRSI, the Company, or such Plan to any Taxes, penalties or claims. Each Plan is in compliance with the provisions of all applicable laws, rules and regulations, including, without limitation, ERISA and the Code, and each Plan intended to be qualified under Section 401 of the Code has been maintained in compliance with, and currently complies with, all qualification requirements of the Code in form and operation, including, but not limited to, requirements with respect to leased employees, as defined in Section 414(n) of the Code. Other than claims for benefits in the ordinary course, there is no material claim pending, or, to the Knowledge of HRSI or the Stockholder, threatened, involving any Plan by any Person against such Plan. No Plan is subject to ongoing audit, investigation or other administrative proceeding of the IRS, the Department of Labor or any other governmental agency, and no Plan is the subject of any pending application for administrative relief under any voluntary compliance program of the IRS, the Department of Labor or any other governmental entity.

3.30.3   None of the Plans (i) is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, (ii) is a plan of the type described in Section 4063 of ERISA or Section 413(c) of the Code, (iii) is a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (iv) provides for medical or other insurance benefits to current or future retired employees or former employees of HRSI (other than as required for group health plan continuation coverage under Section 4980B of the Code or applicable state law). No under-funded pension plan subject to Section 412 of the Code has been terminated by or transferred out of HRSI. HRSI has not participated in or contributed to, or had an obligation to contribute to, any multiemployer plan (as defined in ERISA Section 3(37)) and has no withdrawal liability with respect to any multiemployer plan. There has been no transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively, in relation to any Plans.

3.30.4   Except as set forth in Schedule 3.30.4, no Independent Contractor of HRSI shall accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Plan or become entitled to severance, termination allowance or similar payments as a result of the transactions contemplated by this Agreement.

26

3.30.5   Except as set forth in Schedule 3.30.5, HRSI has the right to, in any manner, and without the consent of any Independent Contractor, employee, beneficiary or dependent, employees’ organization, or other Person, terminate, modify or amend any Plan (or their participation in any such Plan) at any time sponsored, maintained or contributed to by HRSI, effective as of any date before, on or after the Closing Date except to the extent that any retroactive amendment would be prohibited by Section 204(g) of ERISA or would adversely affect a vested accrued benefit or a previously granted award under any such plan not subject to Section 204(g) of ERISA.

3.30.6   Schedule 3.30.6 sets forth a complete list of every employment, consulting or other services agreement or arrangement to which HRSI or the Company is a party, and HRSI and the Company have made available to Buyer a true and correct copy of each such agreement or arrangement.

3.30.7   Neither HRSI nor the Company is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, and to the Knowledge of HRSI and the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.

3.30.8   Neither HRSI nor the Company has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives; and there are no unfair labor practice charges or other employee related complaints against HRSI or the Company pending or, to the Knowledge of HRSI and the Company, threatened, before any governmental authority.

3.31       Environmental Matters.

3.31.1   As used in this Agreement, the term “release” and “threatened release” have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that (i) to the extent the laws of any jurisdiction applicable to the Company or any of its properties or assets establish a meaning for “release,” “solid waste” or “disposal” which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply in such jurisdiction.

27

3.31.2   Except as listed on Schedule 3.31.2 hereto, (i) to the Knowledge of Stockholder, HRSI and the Company, none of the operations of HRSI or the Company is the subject of federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Substance into the environment; (ii) to the Knowledge of Stockholder, HRSI and the Company, neither HRSI nor the Company has filed, or received notice that any other Person has filed, any notice under any federal, state or local law indicating that HRSI or the Company is responsible for the release into the environment or the improper storage of any Hazardous Substance or solid waste or that any such substance or waste has been released or is improperly stored upon any property of HRSI or the Company; (iii) there is not any liability or contingent liability in connection with any violation of Laws or in connection with the release or threatened release into the environment or the improper storage of any Hazardous Substance; (iv) all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operations of the business of HRSI or the Company or any predecessor to HRSI or the Company, including, without limitation, present or past treatment, storage, disposal or release of a Hazardous Substance or solid waste into the environment, have been duly obtained or filed, and HRSI and the Company are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (v) there has been no release or threatened release of any Hazardous Substances on, to or from any of the properties or assets of HRSI or the Company; (vi) HRSI and the Company are in compliance with Laws; and (vii) nothing exists that could reasonably be expected to create an obligation or liability of HRSI or the Company under Laws, and there are no storage tanks or other containers on or under any of the properties or assets of HRSI or the Company from which Hazardous Substances may be released into the surrounding environment; (viii) there have been no environmental investigations, studies, audits, reviews or other analyses conducted by or which are in the possession of HRSI or the Company regarding any facility or property owned, operated or leased by HRSI or the Company that have not been provided to Buyer; and (ix) no claims are pending or, to the Knowledge of HRSI and the Company, threatened by third parties against HRSI or the Company with respect to HRSI or the Company or against HRSI or the Company alleging liability for exposure to Hazardous Substances.

3.32       Inventory. All Inventory of HRSI, and when the Asset Transfer takes place, the Company, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value on the Financial Statements or on the accounting records of HRSI, and when the Asset Transfer takes place, the Company as of the Closing Date, as the case may be. All Inventories not written off have been priced at the lower of cost or net realizable value on a first in, first out basis. The quantities of each item of Inventory (whether raw materials, Work-In-Progress, or finished goods) are not excessive, but are reasonable in the present circumstances of HRSI or the Company and consistent with past practices.

3.33       Broker Involvement. None of HRSI, the Company or any Stockholder has hired, retained or dealt with any broker or finder in connection with the transactions contemplated by this Agreement.

3.34       Disclosure. All Schedules to this Agreement are complete and accurate. No representation or warranty by HRSI, the Company or any Stockholder in this Agreement, or in any Schedule or Exhibit to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements therein not misleading. Any disclosure contained in a Schedule shall be deemed to qualify and apply to only that Schedule.

28

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

As of the Execution Date and through the Closing Date, the Stockholder (jointly and severally) represents and warrants to Buyer the following:

4.1          Status. Mr. Isenhour is a natural person.

4.2          Authorization. The Stockholder has full power and authority to execute and deliver this Agreement and the Exhibits and Schedules hereto, to consummate the transactions contemplated herein and to take all actions required to be taken by him pursuant to the provisions hereof, and each of this Agreement and the Exhibits and Schedules hereto constitutes the valid and binding obligation of the Stockholder enforceable in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditor’s rights generally and except for the limitations imposed by general principles of equity.

4.3          Title to Company Stock and Interests. The Stockholder owns beneficially and of record all of the HRSI Stock, free and clear of all Liens, and such shares are not subject to any agreements or understandings with respect to the voting or transfer of the HRSI Stock. HRSI owns beneficially and of record all of the Interests, free and clear of all Liens, and such shares are not subject to any agreements or understandings with respect to the voting or transfer of the Interests. At and prior to Closing, there will be no outstanding subscriptions, options, convertible securities, warrants or calls of any kind issued or granted by, or binding upon, HRSI or any Stockholder to purchase or otherwise acquire or to sell or otherwise dispose of any security of or equity interest in any of HRSI or the Company.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

AND ITS ASSIGNEE, IF ANY

The Buyer represents and warrants that:

5.1          Organization. As of the Execution Date, Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Utah and has all necessary corporate power to enter into this Agreement; provided however, that in the event, Buyer assigns this Agreement to its Assignee before the Closing Date, the foregoing representation and warranty shall not be valid as to the new Assignee and therefore, the Parties hereby agree that in such event, Buyer shall not be in breach of this Section 5.1; provided further however, that in such event, Assignee shall represent and warrant to the provisions contained in Sections 5.1 through 5.8 at such time. Pursuant to the foregoing, as of the Execution Date and through the Closing Date, Buyer and its Assignee, if any, are duly qualified to do business as a foreign entity in all states in which the nature of its business requires such qualification.

5.2          Authority. The Buyer has the right, power, legal capacity, and authority to execute, deliver and perform this Agreement, and no approvals or consents of any Persons or other entities not previously obtained are necessary in connection herewith.

29

5.3          Consents and Approvals. Except as disclosed on Schedule 5.3 (the “Buyer Consents”), no consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by the Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

5.4          Valid and Binding Obligations. Upon the execution and delivery hereof, this Agreement will constitute the legal, valid, and binding obligation of the Buyer or its Assignee, if any, enforceable in accordance with its terms, except as limited by bankruptcy laws, insolvency laws, and other similar laws affecting the rights of creditors generally.

5.5          Validity. There are no pending or, to the Knowledge of the Buyer, threatened judicial or administrative actions, proceedings or investigations which question the validity of this Agreement or any action taken or contemplated by the Buyer in connection with this Agreement.

5.6          Broker Involvement. Except as disclosed on Schedule 5.6, Buyer has not hired, retained or dealt with any broker or finder in connection with the transactions contemplated by this Agreement.

5.7          Investment Only.

5.7.1     All of the Interests being acquired pursuant to this Agreement are being acquired by the Buyer for its own account, not as a nominee or agent, and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act. The Buyer has no present intention of selling, granting any participation in, or otherwise distributing any such Interests. By executing this Agreement, the Buyer further represents and warrants that the Buyer does not have any contract, undertaking, agreements, or arrangements with any Person to sell, transfer, or grant participations to such Person or to any third person, with respect to any of the Interests acquired pursuant to this Agreement.

5.7.2     The Buyer understands that the Interests have not been and will not be registered under the Securities Act and therefore may not be resold without compliance with the requirements of the Securities Act and any applicable state securities laws. The Buyer acknowledges that the transfer of the Interests from HRSI to the Buyer is exempt from registration under the Securities Act, and that HRSI, the Company’s and each of the Stockholder’s reliance on such exemption is predicated on the Buyer’s representations set forth herein.

30

5.7.3     The Buyer represents that it is able to bear the economic risk of an investment in the Interests and can afford to sustain a total loss of such investment and either (i) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in the Company, or (ii) together with senior executives of the Company with whom it has consulted, has such knowledge and experience in financial and business matters concerning the Company that it is capable of evaluating the merits and risks of the proposed investment in the Company. The Buyer further represents that it has had an adequate opportunity to ask questions and receive answers from HRSI, the Company and the Stockholder concerning any and all matters relating to the transactions described herein including, without limitation, the background and experience of the current and proposed officers and directors of HRSI, the Company, the operation of the Business, the properties, prospects, and financial condition of HRSI and the Company, and to obtain additional information necessary to verify the accuracy of any information furnished to the Buyer or to which the Buyer has had access. The Buyer has asked any and all questions in the nature described in the preceding sentence and all questions have been answered to its satisfaction.

5.7.4     The Buyer will not sell or otherwise transfer the Interests without registration of such securities under the Securities Act or an exemption therefrom, and fully understands and agrees that it must bear the economic risk of its purchase for an indefinite period of time because, among other reasons, the Interests have not been registered under the Securities Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless the Interests are subsequently registered under the Securities Act and under the applicable state securities laws or unless an exemption from such registration is available in the opinion of counsel for the holder. The Buyer is aware that an exemption from the registration requirements of the Securities Act pursuant to Rule 144 promulgated thereunder is not presently available, and that even if an exemption under Rule 144 were available, Rule 144 permits only routine sales of securities in limited amounts in accordance with all of the terms and conditions of Rule 144.

5.8          Disclosure. No representation or warranty by Buyer in this Agreement or in any Schedule or Exhibit to this Agreement, or in any statement or certificate or other document furnished to HRSI or Stockholder, contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements therein not misleading. Any disclosure contained in a schedule shall be deemed to qualify and apply to any other section and incorporated by reference into any other schedule if the relevance of such disclosure to such other section or schedule is reasonably apparent from the terms of such disclosure.

ARTICLE VI

CONDITIONS TO CLOSING

6.1          Time and Place of Closing. Delivery of the Cash Consideration to HRSI, the transfer of the Interests to the Buyer, and the release and delivery of all Escrowed Documents by the Escrow Agent shall take place at such location as mutually agreed upon by the Parties or via a virtual closing (“Closing”). Buyer must deliver the Cash Consideration to Escrow Agent by the Closing Date, or the Extended Closing Date, if applicable, as those terms are defined below.

6.1.1     Closing Date. Closing is currently contemplated to occur via a virtual closing, within five (5) business days after the effective date of the IPO (“Closing Date”). The Closing Date is currently anticipated to occur on the later of:

31

(a)          90 days after the date on which HRSI has delivered to Hein and Associates (the “Auditor”): (i) HRSI’s 2011 and 2012 final financial statements with complete footnotes, and (ii) HRSI’s September 30, 2013 financial statements (together, the “HRSI Financial Statement Deliveries” (such date being hereinafter referred to as the the “IPO Processing Period”); or

(b)          such later date as provided for under Section 6.1.2 if Buyer has properly extended the Closing Date; or

(c)          such other date as the Parties may agree upon in writing signed by all Parties.

6.1.2     Extension; Payments. If the Closing has not occurred by expiration of the IPO Processing Period, then Buyer may unilaterally extend the Closing Date for up to an additional six (6) weeks (each an “Extended Closing Date”) by paying HRSI an amount of Ten Thousand And No/00 Dollars ($10,000) per week (the “Extension Payments”). In that case, Buyer must wire each Extension Payment to HRSI by each Extended Closing Date in order to extend Closing another week. However, if any of HRSI, the Company, and/or Stockholder are in material breach of any of their respective representations, warranties, covenants or obligations, and the Closing has not occurred, Buyer shall be entitled to extend the Closing Date without having to make Extension Payments until such material breach is cured (also, an “Extended Closing Date”). In addition, if the Securities and Exchange Commission (“SEC”) will not declare the IPO effective until audited December 31, 2013 financial statements for HRSI are provided to the SEC, then HRSI, the Company and Stockholder, agree to cooperate and work with the Auditor to prepare and deliver those financial statements to the Auditor as promptly as is commercially reasonable, so long as the Buyer continues to pay a weekly Extension Payment through the Extended Closing Date, as partial consideration for delivery of those financial statements to the Auditor.

6.1.3     Termination for Non-Payment. If the Buyer has not delivered to Escrow Agent the Cash Consideration or made an applicable Extension Payment to HRSI by the Closing Date, or an Extended Closing Date, as the case may be, then subject to Section 8.1, this Agreement shall terminate and the purchase and sale of the Interests will be cancelled. Upon such termination,

(a)  HRSI shall be permitted to retain all Extension Payments, if any, as a break-up fee and in full liquidation of any and all damages that may have been incurred by HRSI, the Company and Stockholder, so long as none of HRSI, the Company and/or Stockholder are in material breach of any representations, warranties, covenants or obligations contained in the Agreement or the Intellectual Property Protection Agreement; or

(b)  If HRSI, the Company and/or Stockholder are in material breach of any representations, warranties, covenants or obligations, contained in the Agreement or the Intellectual Property Protection Agreement, then any Extension Payments paid by Buyer up to and including the date of such breach shall be refunded by HRSI to Buyer.

32

6.2          Escrow. Prior to the Closing Date and subject to the terms and conditions of the Escrow Agreement, the Escrowed Documents shall be fully executed by the applicable Parties and delivered to the Escrow Agent on the Escrow Signing Date.

6.3          Stockholder’s, HRSI’s and the Company’s Deliveries. At the Closing, the Escrow Agent, on behalf of HRSI, the Company and the Stockholder, or HRSI, the Company or the Stockholder, as applicable, shall deliver or cause to be delivered to Buyer, the following:

6.3.1      Any certificates evidencing the Interests, if any, together with irrevocable membership interest transfer powers, duly authorized and executed by the record holder of the Interests;

6.3.2      Such consents, waivers, estoppel letters or similar documentation as the Buyer shall reasonably request in connection with the transfer of the Interests;

6.3.3      the Noncompetition Agreements;

6.3.4      the Consulting Agreement;

6.3.5      the HRSI Consents;

6.3.6      the Bill of Sale;

6.3.7      the Company Legal Opinion;

6.3.8      the Security and Pledge Agreement;

6.3.9      the IP Assignments;

6.3.10    Certified resolutions of the Board of Directors and the Stockholder of HRSI and the Board of Managers of the Company granting to the President or other duly authorized officer of the Company the authority to execute this Agreement, and any other transaction documents, together with an incumbency certificate;

6.3.11    a Closing Certificate;

6.3.12    the Vehicle Titles; and

6.3.13    All other items required to be delivered hereunder or as may be requested or which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby.

33

In addition, HRSI and the Stockholder will put Buyer into full possession and enjoyment of the Company, the Business and the Transferred Assets immediately upon the occurrence of the Closing.

6.4          Buyer’s Deliveries. At the Closing, Escrow Agent, on behalf of Buyer, or Buyer, as applicable, will deliver or cause to be delivered to HRSI, the following:

6.4.1      the Cash Consideration;

6.4.2      the Note;

6.4.3      the Noncompetition Agreements;

6.4.4      the Consulting Agreement;

6.4.5      the Buyer Consents;

6.4.6      the Security and Pledge Agreement;

6.4.7      Certified resolutions of the Board of Directors of the Buyer granting to the President or other duly authorized officer of Buyer the authority to execute this Agreement, and any other transaction documents, together with an incumbency certificate;

6.4.8      a Closing Certificate;

6.3.14    the completed UCC-1 Financing Statement-Colorado;

6.3.15    the completed UCC-1 Financing Statement-Utah;

6.4.9      the completed USPTO Security Interest Forms; and

6.4.10    All other items required to be delivered hereunder or as may be reasonably requested or which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby.

6.5          Further Assurances. At and after the Closing, each of the Parties shall take all appropriate action and execute all documents of any kind which may be reasonably necessary or desirable to carry out the transactions contemplated hereby. The Stockholder and/or HRSI, as applicable, at any time at or after the Closing, will execute, acknowledge and deliver any further membership interest certificates, membership interest powers, bills of sale, assignments and other assurances, documents and instruments of transfer, reasonably requested by the Buyer, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by the Buyer, for the purpose of assigning and confirming to the Buyer all of the Interests sold it hereunder, or if necessary, any of the Transferred Assets.

34

6.6          Condition of Each Party’s Obligations to Close. The obligations of each Party under this Agreement are subject to the fulfillment, at or prior to Closing, of the following conditions (unless waived in writing by all Parties):

6.6.1      No Order. No governmental agency shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transactions contemplated hereby, this Agreement or any of the Escrowed Documents illegal or otherwise prohibiting consummation of the transactions contemplated hereby.

6.6.2      No Claims. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental agency seeking any of the foregoing be pending.

6.7          Conditions to Buyer’s Obligations. Buyer’s obligations to close the transactions contemplated under this Agreement are subject to the fulfillment, at or prior to Closing, of the following conditions (unless waived in writing by Buyer):

6.7.1      Representations and Warranties. The representations and warranties of Seller, the Company and the Stockholder contained in this Agreement are true and correct in all material respects as of the Escrow Signing Date and the Closing as if made on and as of the Closing Date except (i) as otherwise contemplated by this Agreement, (ii) in respects that do not have a Material Adverse Effect on the transactions provided for in this Agreement, and HRSI, the Company and the Stockholder each have delivered to Buyer a Closing Certificate, dated as of the Escrow Signing Date and the Closing Date, confirming the foregoing.

6.7.2      Covenants. HRSI, the Company and the Stockholder have each performed and complied with all material covenants or conditions required by this Agreement to be performed and complied with by HRSI, the Company and the Stockholder prior to the Escrow Signing Date and the Closing. HRSI, the Company and the Stockholder shall have delivered to Buyer a Closing Certificate signed by each of them, dated as of the Escrow Signing Date and the Closing Date, confirming such performance or compliance.

6.7.3      Consents. HRSI, the Company and the Stockholder have obtained all consents and approvals necessary to the execution, delivery, and performance of this Agreement by each of them, except for such consents or approvals the lack of which does not have a Material Adverse Effect on the benefits of the transactions provided for in this Agreement.

6.7.4      Transferred Assets. Title to all of the Transferred Assets has been transferred from HRSI to the Company, and all documents evidencing completion of that transfer have been delivered to the Escrow Agent by the Escrow Signing Date.

35

6.7.5      Resignations. The Company’s current officers and directors have each resigned their positions effective as of the Closing Date.

6.7.6      Additional Documents. HRSI, the Company and the Stockholder shall have delivered (or caused to be delivered) to Buyer each of the documents, instruments, agreements and other items contemplated in this Agreement, including each item required to be delivered in accordance with Section 6.3.

6.8          Conditions to Obligations of HRSI, the Company and the Stockholder. The obligations of HRSI, the Company and the Stockholder to close the transactions contemplated under this Agreement are subject to the fulfillment, at or prior to Closing, of the following conditions (unless waived in writing by HRSI, the Company or the Stockholder):

6.8.1      Representations and Warranties. The representations and warranties of Buyer contained in this Agreement are true and correct in all material respects as of the Escrow Signing Date and the Closing as if made on and as of the Closing Date except (i) as otherwise contemplated by this Agreement, or (ii) in respects that do not have a Material Adverse Effect on the transactions provided for in this Agreement, and Buyer has delivered to HRSI, the Company and the Stockholder a Closing Certificate of an authorized officer, dated as of the Escrow Signing Date and the Closing Date, confirming the foregoing.

6.8.2      Covenants. Buyer has performed and complied with all material covenants or conditions required by this Agreement to be performed and complied with by it prior to the Escrow Signing Date and the Closing. Buyer has delivered to HRSI, the Company and the Stockholder a Closing Certificate of an authorized officer, dated as of the Escrow Signing Date and the Closing Date, confirming such performance or compliance.

6.8.3      Consents. The Buyer has obtained all consents and approvals necessary to its execution, delivery, and performance of this Agreement.

6.8.4      Purchase Price. Buyer has delivered the Purchase Price to HRSI and HRSI has received confirmation of such delivery.

6.8.5      Additional Documents. Buyer shall have delivered (or caused to be delivered) to HRSI, the Company and the Stockholder each of the documents, instruments, agreements and other items contemplated in this Agreement, including each item required to be delivered in accordance with Section 6.4.

36

ARTICLE VII

SURVIVAL; INDEMNIFICATION;

ADDITIONAL AGREEMENTS AND COVENANTS OF THE PARTIES

7.1          Survival of Representations and Warranties. The representations and warranties in this Agreement and the Schedules attached hereto or in any writing delivered by any Party to another Party in connection with this Agreement shall survive the Closing as follows:

(a)          the representations and warranties in Sections 3.11 or 3.31 shall terminate when the applicable statutes of limitations with respect to the liabilities in question expire (after giving effect to any extensions or waivers thereof), plus thirty (30) days;

(b)          the representations and warranties in Sections 3.1-3.3, 3.6, the last sentence of 3.12, 3.33 and 4.1-4.3 (collectively the “Seller Fundamental Representations”), and 5.1, 5.2, 5.4 and 5.6 (collectively, the “Buyer Fundamental Representations” shall survive perpetually; and

(c)          all other representations and warranties in Article III, Article IV or Article V of this Agreement and the Schedules attached hereto or in any writing delivered by any Party to another Party in connection with this Agreement shall terminate on the date that is two (2) years after the Closing Date; provided however, that any representation or warranty in respect of which indemnity may be sought under Section 7.2 below, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 7.1 if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time (regardless of when the Losses in respect thereof may actually be incurred). The representations and warranties in this Agreement and the schedules attached hereto or in any writing delivered by any Party to another Party in connection with this Agreement shall survive for the periods set forth in this Section 7.1 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any Party, or the Knowledge of any Party’s officers, directors, Stockholder, employees or agents or the acceptance by any Party of any certificate hereunder.

37

7.2    Indemnification.

(a)          Indemnification by HRSI and the Stockholder. HRSI and the Stockholder jointly and severally shall indemnify Buyer and its Affiliates (including the Company after the Closing), stockholders, managers, officers, directors, employees, agents, partners, representatives, successors and assigns (collectively, the “Buyer Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Buyer Parties as and when incurred for any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses”), which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (i) any breach by HRSI, the Company or the Stockholder of any representation or warranty made by HRSI, the Company or the Stockholder in this Agreement or any of the
Schedules attached hereto, or in any of the certificates or other instruments or documents furnished by HRSI, the Company or the Stockholder pursuant to this Agreement; (ii) any nonfulfillment or breach of any covenant, agreement or other provision by HRSI, the Company and the Stockholder under this Agreement or any of the Schedules attached hereto; (iii) any Taxes of HRSI or the Company with respect to any Tax year or portion thereof ending on or before the Closing Date as determined in accordance with Section 7.5 hereof; (iv) any liabilities of HRSI or the Company to any of its Affiliates or any of the Stockholder; (v) any personal property damage caused by goods or products which are leased or sold, or services rendered by HRSI or the Company before the Closing Date; and (vi) HRSI’s or the Company’s operation of the Business prior to the Closing Date. Notwithstanding anything contained herein to the contrary, other than the Seller Fundamental Representations and Section 3.29, HRSI and the Stockholder shall not be liable for a breach of any of the representations and warranties described in Section 7.1 unless the aggregate of all Losses relating thereto for which HRSI and the Stockholder would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to Fifty Thousand and No/100 ($50,000.00) (the “Threshold”) and then HRSI and the Stockholder shall be liable for all of the Losses including the amount of the Threshold; and provided further that HRSI’s and the Stockholder’s aggregate liability for all breaches of representations and warranties other than those described in Sections 7.1(a) and 7.1(b), shall in no event exceed the full Purchase Price amount (the “Cap”). Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement (including this Section 7.2(a)) shall limit or restrict any of the Buyer Parties’ right to maintain or recover any amounts in connection with any action or claim based upon a breach of any Seller Fundamental Representations, fraud or intentional misrepresentation.

(b)          Indemnification by Buyer. Buyer shall indemnify Stockholder and HRSI and its agents, partners, representatives, successors and assigns (collectively, the “HRSI Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Parties as and when incurred for any Losses which any such HRSI Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (i) any breach by the Buyer of any representation or warranty made by the Buyer in this Agreement or any of the Schedules attached hereto, or in any of the certificates or other instruments or documents furnished by the Buyer pursuant to this Agreement; and (ii) any nonfulfillment or breach of any covenant, agreement or other provision by the Buyer under this Agreement or any of the Schedules attached hereto; provided that other than the Buyer Fundamental Representations, Buyer shall not have any liability under clause (i) above for a breach of any of its representations described in Section 7.1(b) or unless the aggregate of all Losses relating thereto for which Buyer would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to the Threshold and then Buyer shall be liable for all of the Losses including the amount of the Threshold; and provided, further that Buyer’s aggregate liability under clause (i) above shall in no event exceed the Cap other than these described in Sections 7.1(b). Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement (including this Section 7.2(b)) shall limit or restrict any of the Stockholder Parties’ right to maintain or recover any amounts in connection with any action or claim based upon a breach of any Buyer Fundamental Representations, fraud or intentional misrepresentation.

38

(c)          Manner of Payment. Except as otherwise provided herein, any indemnification of the Buyer Parties by HRSI and the Stockholder pursuant to this Section 7.2 shall be first offset by the remaining balance of the Note, if any, within ten (10) days after the determination thereof. If the Note has been paid in full, then any indemnification of the HRSI Parties or the Buyer Parties, as the case may be, pursuant to this Section 7.2 shall be effected by wire transfer of immediately available funds from such applicable HRSI Party or Buyer Party, as the case may be, to an account(s) designated by the receiving Party within ten (10) days after the determination thereof.

(d)          Defense of Third-Party Claims. Any Person making a claim for indemnification under this Section 7.2 (an “Indemnitee”) shall notify the indemnifying Party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a recognized and reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided further, that:

(i)          the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee;

(ii)         the Indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the fees and expenses of counsel retained by the Indemnitee if (1) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (2) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnitee’s reputation or future business prospects; (3) the claim seeks an injunction or equitable relief against the Indemnitee; (4) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; (5) the claim involves environmental matters with a reasonable expectation that the claim, if successful, will exceed the Cap, in which case the Indemnitee and Indemnitor shall have joint control and management authority over the resolution of such claim (including hiring legal counsel and environmental consultants, conducting environmental investigations and cleanups, negotiating with governmental agencies and third parties and defending or settling claims and actions); provided that the Indemnitee shall keep the Indemnitor apprised of any major developments relating to any environmental claim; or (6) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; and

39

(iii)        if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice.

(e)          Certain Waivers; etc. Except as specifically provided below, HRSI hereby agrees that it shall not make any claim for indemnification against Buyer, the Company or any of its respective Affiliates by reason of the fact HRSI is or was a shareholder, director, officer, employee or agent of the Company or any of its Affiliates or is or was serving at the request of the Company or any of its Affiliates as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any of the Buyer Parties against HRSI or the Stockholder pursuant to this Agreement or applicable law or otherwise, and HRSI and the Stockholder hereby acknowledge and agree that they shall not have any claim or right to contribution or indemnity from the Company or any of its Affiliates with respect to any amounts paid by them pursuant to this Agreement or otherwise. Effective upon the Closing, HRSI and the Stockholder hereby irrevocably waives, releases and discharges the Company and its Affiliates from any and all liabilities and obligations to them of any kind or nature whatsoever, whether in their capacity as a shareholder, officer or director of the Company or any of their Affiliates or otherwise (including in respect of any rights of contribution or indemnification, but excluding compensation otherwise payable as an employee of the Company, as applicable, for periods after the Company’s last regularly scheduled pay period), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than this Agreement and any of the other agreements executed and delivered in connection herewith) or otherwise at law or equity, and HRSI and the Stockholder agree that they shall not seek to recover any amounts in connection therewith or thereunder from the Company or any of its Affiliates. In no event shall the Company or any of its Affiliates have any liability whatsoever to HRSI or the Stockholder for any breaches of the representations, warranties, agreements or covenants of the Company hereunder, and in any event HRSI or the Stockholder may not seek contribution from the Company or any of its Affiliates in respect of any payments required to be made by HRSI or the Stockholder pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, nothing in this Agreement (including this Section 7.2(e)) shall prohibit HRSI or the Stockholder from making a claim for indemnification against Buyer or any of its Affiliates (other than the Company) if it results from an action or claim based upon fraud or intentional misrepresentation.

40

7.3          Litigation Support. In the event and for so long as HRSI or the Stockholder actively are contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the Parties will reasonably cooperate with them and their counsel in the contest or defense, reasonably make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending HRSI or the Stockholder. Nothing contained herein, shall negate or mitigate against the representations and warranties made by HRSI, the Company or the Stockholder contained herein.

7.4          Confidential Information. Each Party agrees, on behalf of itself and its Affiliates, not to divulge, communicate, use to the detriment of the other Party or its Affiliates or for the benefit of any other person any Confidential Information, except with respect to any information that is required to be disclosed in the IPO under applicable securities laws; provided however, that Buyer agrees to apply for, but with no guarantee that the SEC will grant, the confidential treatment of any such commercially sensitive information that the Stockholder reasonably requests to be kept as confidential. Notwithstanding the foregoing, HRSI, Company and Mr. Isenhour acknowledge and agree that the Financial Statements together with any audited financial statements and other ancillary information being prepared by Buyer’s auditing firm with respect to the books and records of HRSI and Company may be utilized by Buyer and its Affiliates for all purposes reasonably contemplated and necessary for the IPO to be consummated. Furthermore, notwithstanding the foregoing, if any Party or its Affiliates are compelled to disclose any Confidential Information to any tribunal, regulatory or governmental authority or agency or else stand liable for contempt or suffer other censure and penalty, such Party or its Affiliates may disclose such information without any liability hereunder, upon furnishing the other Party at least ten (10) days prior written notice, if possible under the circumstances. The Parties acknowledge that a remedy at law for any breach or threatened breach of this Section 7.4 will be inadequate and that the Parties shall be entitle to specific performance, injunctive relief, and any other remedies available to it for such breach or threatened breach. If a bond is required to be posted in order for a non-breaching Party to secure an injunction, then the Parties stipulate that a bond in the amount of One Thousand and No/100 Dollars ($1,000.00) will be sufficient and reasonable in all circumstances to protect the right of the Parties with regard to this Section 7.4.

7.5          Tax Matters.

(a)          Transfer Taxes. HRSI and Buyer shall each be responsible for one-half (1/2) of the payment of all Transfer Taxes, if any, resulting from, relating to, or arising out of the transactions contemplated by this Agreement. Buyer and HRSI shall cooperate in good faith to minimize, to the extent permissible under applicable Laws, the amount of any such Transfer Taxes. HRSI will, at its own expense, file all necessary Tax Returns and other documentation with respect to such Transfer Taxes, and Buyer will, and will cause HRSI to, join in the execution of any such Tax Returns and documentation.

41

(b)          Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company which begin before the Closing Date and end after the Closing Date (“Straddle Tax Returns”). Any portion of any Tax which must be paid in connection with the filing of a Straddle Tax Return, to the extent attributable to any period or portion of a period ending on or before the Closing Date, shall be referred to herein as “Pre-Closing Taxes.” If the Pre-Closing Taxes involve a period which begins before and ends after the Closing Date, such Pre-Closing Taxes shall be calculated as though the taxable year of the Company terminated as of the close of business on the Closing Date; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, Pre-Closing Taxes shall be equal to the amount of Tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Closing Date and the denominator of which shall be the number of days in the taxable period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

(c)          Payment of Taxes. With respect to Tax Returns for the Company for a Straddle Period, Buyer shall provide HRSI with a copy of such completed Tax Returns and a statement (with which the Buyer will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return that is allocable to HRSI at least fifteen (15) days prior to the due date (including any extension thereof) for filing of such Tax Return. For a Straddle Period, HRSI shall immediately pay Buyer the portion set forth on the Tax Returns allocable to HRSI. HRSI shall not be responsible for Taxes for pre-Closing periods due to the post-Closing utilization of different depreciation methods and useful lives for income Tax reporting and financial reporting implemented by Buyer. With respect to any Tax Return which Buyer is to prepare and file under this Section 7.5, Buyer shall make the Tax Return and related Tax work papers available for review by HRSI.

(d)          Cooperation on Tax Matters.

(i)          The Parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 7.5 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include signing any Tax Returns, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by HRSI, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any relevant taxing authority and to give HRSI reasonable written notice prior to transferring, destroying or discarding any such books and records.

42

(ii)         HRSI shall have the right to participate in and to direct Buyer in respect of any Tax proceeding to the extent it (a) relates to a pre-Closing taxable year or a Pre-Closing Tax of the Company and (b) could increase HRSI’s liability hereunder; provided, however, that Buyer shall not be required to follow the HRSI’s direction in any case in which the consequence could reasonably be expected to increase the Tax liability of, or otherwise have an adverse effect on, the Company or Buyer for which HRSI would have no obligation to indemnify in full. HRSI shall have no right to require the Company to settle or compromise any such proceeding, but Buyer agrees to settle upon terms proposed by HRSI if and to the extent Buyer reasonably determines that doing so will not increase the Tax liability of, or otherwise have an adverse effect on, the Company or Buyer.

(iii)        Buyer and HRSI further agree, upon reasonable request by the other, to use their commercially reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(e)          Apportionment of Taxes. The Parties do not anticipate that the Company will have any material Tax liabilities relating to Pre-Closing Taxes, but for the avoidance of doubt, the Parties agree that any Taxes and Tax liabilities with respect to the income, assets or activities of the Company that relate to a taxable year or other taxable period beginning before and ending after the Closing Date will be apportioned between the pre-Closing Tax period and the post-Closing Tax period as follows: (a) in the case of Taxes other than income Taxes and sales and use Taxes, on a per diem basis and (b) in the case of Taxes based on income, receipts, or wages, as determined from the books and records of the Company, between pre-Closing and post-Closing Tax periods as though the taxable years of the Company terminated at the close of business on the Closing Date, and based on standard accounting methods. HRSI will be liable for the payment of all Taxes of the Company that are attributable to any pre-Closing Tax period, whether shown on any original return or amended return for the period referred to therein.

(f)          Tax Return Expenses. HRSI will be responsible for all costs and expenses incurred in connection with the preparation and filing of all Tax Returns of HRSI, and of any Tax Returns required to be filed by or with respect to the Company for any pre-Closing Tax period.

(g)          Amended Returns. HRSI will not cause, or permit to be filed, any amended Tax Return of the Company without the prior written consent of Buyer, which consent will not be unreasonably withheld.

43

(h)          Income Tax Treatment of the Transactions Hereunder. The Parties agree that for federal and applicable state and local income tax purposes, the transactions contemplated by this Agreement should be treated as follows: (i) the Allocated Assets (subject to certain liabilities) to the Company by operation of the Asset Transfer as set forth in this Agreement should be disregarded, since the Company is initially an entity whose existence apart from its owner (HRSI) is disregarded; (ii) HRSI’s sale of the Interests to Buyer should be treated, pursuant to Revenue Ruling 99-5, as a sale of an undivided 100% interest in the assets of the Company to Buyer. The Parties agree to treat the transactions contemplated by this Agreement in accordance with this Section 7.5(h) for all income Tax purposes, and not to take any contrary position except upon a final determination to the contrary by the relevant Taxing Authority. If any Tax Authority disagrees with this treatment or proposes to do so, the Parties will consult with each other in good faith to determine how to respond to such disagreement or proposed disagreement, and shall keep each other reasonably informed of the progress of any discussions with such Tax Authority.

7.6          Use of Names. HRSI and the Stockholder agree that from and after the Closing Date, HRSI and the Stockholder shall not use the following URL address or any similar address with respect to the Company’s name: http://www.hardrocksolutionsinc.com/ nor shall HRSI or the Stockholder use “Hard Rock Solutions”, “Hard Rock”, or any derivative of such names, or any other name used by the Company or its Affiliates (or any name deceptively similar to any such names) in any business enterprise or in any commercial relationship that would in any way, directly or indirectly, be connected to the Business. To evidence the foregoing, on or before the Closing Date, HRSI and Stockholder agree to file a Certificate of Amendment in the State of Texas, and in any other states where HRSI is qualified to do business, for HRSI to change its name so that it does not violate this Section 7.6, and HRSI and Stockholder shall cooperate with Buyer so Buyer can simultaneously, if it so elects, qualify Company to do business in such states under the “Hard Rock Solutions” name.

7.7          HRSI’s Assistance. HRSI covenants and agrees that upon reasonable request by one or more of Buyer or the Company, HRSI will make one of its representatives or agents available for assistance from time to time with corporate matters, including without limitation, legal disputes involving the Company and any employees, former employees, third party contactors, vendors, customers, suppliers or the like. HRSI will be reimbursed by the Company for any reasonable out-of-pocket expenses incurred by HRSI in connection with such assistance but shall not be entitled to receive any other compensation therefore.

7.8          Access and Information.

(a)          Until the Closing, HRSI and the Company shall afford to Buyer and its representatives (including accountants, counsel and financing sources) reasonable access to all properties, books, records, and Tax Returns of the Company and all other information with respect to the Business, together with the opportunity to make copies of such books, records and other documents and to discuss the business of the Company with such directors, officers and counsel for the Company as Buyer may reasonably request for the purposes of familiarizing itself with the Company and HRSI.

44

(b)          The information and cooperation to be provided to Buyer pursuant to this Section 7.8 shall not affect or otherwise diminish or obviate in any respect, or affect Buyer’s right to rely upon, any of the representations, warranties, covenants or agreements of HRSI, the Stockholder and the Company contained in this Agreement.

7.9          Notification of Certain Matters. HRSI shall give prompt notice to Buyer of (a) the occurrence, or failure to occur, of any event that has caused any representation or warranty of HRSI, the Company or the Stockholder contained in this Agreement to be untrue or inaccurate in any material respect, and (b) the failure of HRSI, the Stockholder or the Company to comply with or satisfy in any material respect any covenant to be complied with by it hereunder. No such notification shall affect the representations or warranties of the Parties hereto or the conditions to their respective obligations hereunder.

7.10       Exclusivity. During the period while this Agreement remains in effect:

(a)          HRSI, the Stockholder and the Company shall not, and the Stockholder shall require each of HRSI’s, the Stockholder’s and the Company’s respective officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any Person (other than Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of equity interests, sale of material assets or similar business transaction involving the Company; (ii) furnish any non public information concerning the Business or the Company to any Person (other than Buyer, HRSI’s, the Company’s or the Stockholder’s Affiliates, HRSI’s, the Stockholder’s or the Company’s legal counsel, accountants or other advisors or as may be required by law or required to be disclosed to any governmental authority in connection with any dispute, audit, controversy, or investigation with or by such governmental authority); or (iii) engage in discussions or negotiations with any Person (other than Buyer) concerning any such transaction described in clause (i) above.

(b)          HRSI and Stockholder shall immediately notify any Person with which discussions or negotiations of the nature described in Section 7.10(a)(i) above were pending that HRSI or the Stockholder, as applicable, is terminating such discussions or negotiations. Furthermore, if HRSI or the Stockholder receives any inquiry, proposal or offer of the nature described in Section 7.10(a)(i) above, HRSI or the Stockholder shall promptly inform such Person that HRSI, the Stockholder and the Company are parties to a binding agreement with an undisclosed third party and therefore cannot engage in any discussions or negotiations.

7.11       Conduct of Business. Except as expressly required or permitted by the terms of this Agreement, between the Execution Date and the earlier to occur of (i) termination of this Agreement pursuant to Article VIII or (ii) the Closing, unless Buyer has otherwise consented in writing, HRSI, and when the Asset Transfer takes place, the Company shall:

45

(a)          operate the Business only in the ordinary course of business, to the extent consistent with such operation, and use its best efforts to: (i) preserve the Business’s present business organization intact; (ii) keep available the services of the employees of HRSI or the Company; (iii) preserve all material business relationships with customers, suppliers, and others having business dealings with HRSI or the Company; (iv) keep all of the Transferred Assets of HRSI or the Company in good working order and repair, ordinary wear and tear excepted; and (v) maintain in full force and effect all of the existing casualty, liability, and other insurance of the Business through the Closing Date in amounts not less than those in effect on the date hereof;

(b)          maintain the books and records and accounts of the Business in the usual, regular and ordinary manner and on a basis consistent with past practices;

(c)          give to Buyer, and its counsel, accountants and other representatives, upon reasonable notice, and with a representative of HRSI or the Company present, reasonable access during normal business hours to all of the personnel, books, Tax Returns, contracts, commitments and other records of HRSI or the Company related thereto, including in the areas of detailed financial testing, human resources, Taxes and environmental, and furnish to Buyer and its representatives all such additional documents, financial information and information with respect to HRSI or the Company as Buyer or its representatives may reasonably request;

(d)          not take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take such action would result in any of the conditions to the Closing set forth in Article VI not being satisfied;

(e)          not materially amend, modify or terminate any Contract, lease or agreement of HRSI or the Company or relating to the Business;

(f)          not make any increase in, or any commitment to increase, the compensation or benefits payable to any Independent Contractor other than in the ordinary course of business;

(g)          not dispose of any of the Transferred Assets used in connection with the Business other than in the ordinary course of business or incur any debt with respect to the Business other than in the ordinary course of business;

(h)          not make or change any election related to Taxes, adopt or change any accounting method or change any accounting period for Tax purposes, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to HRSI or the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to HRSI or the Company, or take any other similar action relating to the filing of any Tax Return of the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of HRSI or the Company for any period ending after the Closing Date or decreasing any Tax attribute of HRSI or the Company existing on the Closing Date;

(i)          not hire or terminate any employee at the level of vice president or above;

46

(j)          not take any significant corporate actions including any merger, consolidation, other business combination, reorganization, recapitalization, sale or purchase of ownership interests, spin-off, liquidation, joint ventures, or making loans to or other investments in another entity;

(k)          not consummate any sale, lease or other disposition of Transferred Assets having a fair market value in excess of $200,000, in one transaction or a series of related transactions;

(l)          not make any capital expenditures (including, without limitation, payments with respect to capitalized leases, as determined in accordance with GAAP), that exceed $100,000 in the aggregate annually;

(m)          not enter into any agreement, arrangement or other commitments (i) obligating the Business to expend amounts in excess of $100,000 in the aggregate annually, or (ii) not in the ordinary course of business;

(n)          not enter into any real estate lease with greater than $100,000 of annual rental/lease expense or a term of greater than two (2) years;

(o)          not enter into any employment arrangements providing for payments in any year of $100,000 or more;

(p)          not approve or engage in any transaction that would materially affect the regulatory or tax status of the Business, except for changes required by applicable law;

(q)          not initiate or settle any litigation, arbitration or other legal proceeding, which involve or may involve the Business and could lead to an exposure in excess of $100,000;

(r)          not enter into the ownership, active management or operation of any material line of business other than as conducted by the Business as of the Execution Date;

(s)          not directly or indirectly engage in any material transaction, or enter into any arrangement, with any officer, director, manager, shareholder or other Affiliate of HRSI or the Company;

(t)          not make any material change in the manner in which the Business extends discounts or credits to customers or otherwise deals with customers; or make any material change in the manner in which the Business markets its products or services;

(u)          not change in any material manner the principal activities that the Business engages in;

(v)         not incur any Indebtedness;

47

(w)          consult with Buyer as to any decisions, issues or concerns that HRSI or the Company in good faith could reasonably expect Buyer to have an interest and desire to have input in due to the operation of the Business being for the account of Buyer as of the Execution Date upon the consummation of Closing; or

(x)          not agree in writing or otherwise to take any of the foregoing actions.

7.12       Company Accounts Receivable. Buyer shall cause the Company to utilize commercially reasonable efforts to collect any and all Company Accounts Receivable generated by sales by HRSI or the Company before the Closing Date. All collections of accounts receivable from a customer shall be applied to the oldest accounts first, unless a customer indicates the specific account it is paying, in which event payment shall be applied to that account. Buyer, the Company, the Stockholder and HRSI agree that they will not influence account specification pursuant to the preceding sentence. Nothing contained herein, however, shall prohibit Buyer Accounts Receivable from being paid by a customer prior to any of the Company Accounts Receivable if there are commercially reasonable reasons to do so. Notwithstanding anything to the contrary contained herein, Buyer shall not be required to institute litigation against any customer in order to collect Company Accounts Receivable, and in the event Stockholder or HRSI institutes litigation against any customer, HRSI or the Stockholder, as the case may be, hereby agrees to give Buyer at least ten (10) business days prior written notice before filing any such suit.

7.13       Schedule Updates. Notwithstanding anything to the contrary contained herein, if necessary, each of the Parties hereto shall have the right and obligation to promptly update any of their schedules and provide a Closing Certificate of any such update to the other Parties from the Execution Date to the Closing Date. In addition, HRSI and the Company shall promptly furnish Buyer an update to the Financial Statements, if any, and an update to the Customers and Suppliers List, if any, when they become available between the Execution Date and up to the Closing Date. No Party shall be considered in breach of this Agreement regardless of changes to the Schedules between the Execution Date and up to the Closing Date, so long as such changes in such Schedules are evidenced in a Closing Certificate and do not result from a violation by HRSI, the Stockholder and the Company pursuant to Section 3.34 or by Buyer pursuant to Section 5.8.

7.14       Effect of Investigation. The right to indemnity and all other remedies based on any representation, warranty, covenant or obligation of an Indemnitor contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

ARTICLE VIII

TERMINATION

8.1          Termination Events. This Agreement may be terminated at any time prior to the Closing only as follows:

48

(a)          by the mutual written consent of all Parties hereto;

(b)          by Buyer if there has been a material misrepresentation or a breach of warranty or a breach of a covenant in any case by HRSI, the Stockholder or the Company in the representations and warranties or covenants of any of them set forth in this Agreement, which in the case of any breach of covenant has not been cured, if curable, within five (5) business days after written notification of such breach by Buyer to HRSI, the Stockholder or the Company.

(c)          by Stockholder or HRSI if there has been a material misrepresentation or a breach of warranty or a breach of a covenant by the Buyer Parties in the representations and warranties or covenants of the Buyer Parties set forth in this Agreement, which in the case of any breach of covenant has not been cured, if curable, within five (5) business days after written notification of such breach by Stockholder or HRSI to the Buyer;

(d)          by Buyer, HRSI or Stockholder if the transactions contemplated by this Agreement have not been consummated by the Closing Date, except with respect to the election by Buyer to extend such date up to the Extended Closing Date if Buyer has made the Extension Payments to HRSI as set forth in Section 6.1 hereof;

(e)          by Buyer if HRSI, the Stockholder or the Company amends the Schedules hereto between the Execution Date and the Closing and such amendment has or is reasonably likely to have a Material Adverse Effect on the transactions contemplated hereby; or

(f)          by Buyer if the IPO is not successfully consummated on or before the Closing Date.

provided, however, that the Party electing termination pursuant to Sections 8.1(b) and (c) is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement. In the event of the termination of this Agreement by either Party pursuant to this Section 8.1 written notice of such termination (describing in reasonable detail the basis for such termination) shall immediately be delivered to the other Party.

8.2          Effect of Termination. Each of Buyer’s, Stockholder’s and HRSI’s right of termination under Section 8.1 is in addition to any other rights any Party may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a Party because of the breach of the Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

49

8.3          Specific Performance. The Parties agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms of this Agreement and immediate injunctive relief, without the necessity of providing the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity. Notwithstanding the foregoing, neither HRSI, the Stockholder nor the Company shall be permitted to seek specific performance in the event the IPO is not successfully consummated within the time set forth herein in which event the Buyer shall not have any liability to HRSI, the Stockholder or the Company other than its payment of the Extension Payments, if any paid, and to the extent provided in Section 6.1.

ARTICLE IX

MISCELLANEOUS

9.1          Modification of Agreement. This Agreement may be amended or modified only in writing signed by all of the Parties.

9.2          Notices. All notices, consents, demands or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered personally or telefaxed with confirmation during regular business hours during a business day to the appropriate location described below, or three (3) business days after posting thereof by United States first-class, registered or certified mail, return receipt requested, with postage and fees prepaid and addressed as follows:

IF TO BUYER:	SUPERIOR DRILLING PRODUCTS, LLC
Attn: Troy Meier
2221 N. 3250 W.
Vernal, Utah 84078
Fax: (435) 789-0595
Email: troy@teamsdp.com

WITH COPY TO:	Ewing & Jones, PLLC
Attn: Randolph Ewing
6363 Woodway, Suite 1000
Houston, Texas 77057
Fax: (713) 590-9601
Email: rewing@ewingjones.com

IF TO HRSI
OR THE COMPANY:	HARD ROCK SOLUTIONS, INC.
c/o James D. Isenhour and Julia Isenhour
4817 Country Farms Drive
Windsor, Colorado 80528
Fax: (970) 225-2696
Email: jimisenhour@comcast.net

50

WITH COPY TO:	Myatt Brandes & Gast PC
Attention: Robert W. Brandes, Jr.
and Ramsey D. Myatt
323 S. College Avenue, Suite 1
Fort Collins, CO 80524
Fax: (970) 482-3038
Email: rmyatt@mbglawfirm.com

Any Party at any time by furnishing notice to the other Parties in the manner described above may designate additional or different addresses for subsequent notices or communications.

9.3          Severability. The invalidity or unenforceability of any provision of this Agreement shall not invalidate or affect the enforceability of any other provision of this Agreement.

9.4          Entire Agreement; Binding Effect. This Agreement, together with the agreements described herein, constitutes the entire contract between the Parties hereto, and no Party shall be liable or bound to another in any manner by any warranties, representations or guaranties except as specifically set forth herein or in writing delivered in connection herewith which specifically refers to this Agreement. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto.

9.5          Waiver. No delay in the exercise of any right under this Agreement shall waive such rights. Any waiver, to be enforceable, must be in writing.

9.6          Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF COLORADO OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF COLORADO. THE PARTIES AGREE THAT THE STATE AND FEDERAL COURTS LOCATED IN DENVER COUNTY, COLORADO SHALL BE THE EXCLUSIVE JURISDICTION TO TRY ANY DISPUTES BETWEEN THE PARTIES.

9.7          Assignment. HRSI may not assign this Agreement or any of its interest herein without the prior written consent of the Buyer. Any attempted assignment by HRSI of its rights or obligations without such consent shall be null and void. Buyer shall have the right to assign any of the Escrowed Documents and any other agreements and obligations contemplated hereby to its designated Assignee. Reference to any of the Parties in this Agreement shall be deemed to include the successors and assigns of such Party.

51

9.8          Headings. Headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

9.9          Remedies. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding in addition to any other remedies to which it, he or they may be entitled at law or equity. The rights and remedies granted herein are cumulative and not exclusive of any other right or remedy granted herein or provided by law.

9.10       Rights and Liabilities of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any Party to this Agreement.

9.11       Counterparts. This Agreement may be executed in multiple counterparts, each of which shall have the force and effect of an original, and all of which shall constitute one and the same agreement.

9.12       Drafting. Each of the Parties hereto acknowledge that each Party was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against any Party hereto because one is deemed to be the author thereof.

9.13       Expenses. Except as otherwise provided herein, Stockholder, HRSI and the Buyer shall each pay all of their own respective fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives and consultants) incurred in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby; provided however, that Buyer shall pay all respective fees, costs and expenses of the Escrow Agent. For the avoidance of doubt, under no circumstances shall the Company incur any expenses in connection with this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

9.14       Further Assurances. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other Party hereto reasonably may request. Stockholder and HRSI acknowledge and agree that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to HRSI or the Company. Neither Stockholder nor HRSI shall in any manner take any action which is designed, intended or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, licensors and other business associates from maintaining the same business relationships with HRSI or the Company and their Affiliates at any time after the date of this Agreement as were maintained with the Company and its Affiliates prior to the date of this Agreement.

52

9.15       Delivery by Facsimile or in PDF Format. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or in PDF format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument shall raise the delivery of an agreement or signature by facsimile machine or in PDF format as a defense to the formation of a contract and each such Party forever waives any such defense.

9.16       No Third-Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the Parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees and creditors of the Company.

9.17       Schedules. Nothing in any Schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself. No exceptions to any representations or warranties disclosed on one Schedule shall constitute an exception to any other representations or warranties made in this Agreement unless the exception is disclosed as provided herein on each such other applicable Schedule or cross-referenced in such other applicable section or Schedule.

SIGNATURE PAGE FOLLOWS

53

EXECUTED AND DELIVERED EFFECTIVE as of the Execution Date.

BUYER:

SUPERIOR DRILLING PRODUCTS, LLC

/s/ Troy Meier
Troy Meier, President

HRSI:

HARD ROCK SOLUTIONS, INC.

/s/ James D. Isenhour
James D. Isenhour, President

COMPANY:

HARD ROCK SOLUTIONS, LLC

/s/ James D. Isenhour
James D. Isenhour, President

STOCKHOLDER:

/s/ James D. Isenhour
JAMES D. ISENHOUR

54

LIST OF SCHEDULES

Schedule 1.62	Permitted Liens
Schedule 2.5	Purchase Price Allocation
Schedule 3.2(i)	Equity; Capital Stock
Schedule 3.2(ii)	Equity; Capital Stock
Schedule 3.5	Consents and Approvals
Schedule 3.8	Litigation
Schedule 3.9	Continuity Prior to Closing Date
Schedule 3.10	Contracts
Schedule 3.11	Taxes
Schedule 3.12(a)	Transferred Assets
Schedule 3.12(b)	Excluded Assets
Schedule 3.12(c)	Rental Equipment
Schedule 3.12(d)	Title to Assets
Schedule 3.13	Trademarks, Trade Names and Intellectual Property
Schedule 3.15	Condition of Assets and Inventory
Schedule 3.16	Liabilities
Schedule 3.17.1(a)	Employees and Related Matters
Schedule 3.17.1(b)	Employees and Related Matters
Schedule 3.17.2	Employees and Related Matters
Schedule 3.17.4	Employees and Related Matters
Schedule 3.17.6	Employees and Related Matters
Schedule 3.21	Government Licenses, Permits and Related Approvals
Schedule 3.22	Safety Reports
Schedule 3.23	Transactions with Certain Persons
Schedule 3.24	Leased Realty
Schedule 3.26	Names and Locations
Schedule 3.28	Customers and Suppliers List
Schedule 3.30.1	Employee Benefits
Schedule 3.30.4	Employee Benefits
Schedule 3.30.5	Employee Benefits
Schedule 3.30.6	Employee Benefits
Schedule 3.31.2	Environmental Matters
Schedule 5.3	Consents and Approvals
Schedule 5.6	Broker Agreement

55

LIST OF EXHIBITS

Exhibit A	Bill of Sale
Exhibit B	Company Legal Opinion
Exhibit C	Consulting Agreement
Exhibit D	Escrow Agreement
Exhibit E	Noncompetition Agreement-Mr. Isenhour
Exhibit F	Noncompetition Agreement-Mrs. Isenhour
Exhibit G	Note
Exhibit H	Security and Pledge Agreement
Exhibit I	IP Assignments
Exhibit J	Closing Certificate
Exhibit K-1	UCC-1 Financing Statement-Colorado
Exhibit K-2	UCC-1 Financing Statement-Utah
Exhibit L	USPTO Security Interest Forms

56